UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2024

ZEROFOX HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39722	98-1557361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1834 S. Charles Street Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 936-9369

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ZFOX	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZFOXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 6, 2024, ZeroFox Holdings, Inc. (“ZeroFox” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ZI Intermediate II, Inc., a Delaware corporation (“Parent”) and HI Optimus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Haveli Investments Software Fund I, L.P., a private equity fund managed by Haveli Investments L.P. (together with its affiliated funds, the “Haveli Funds”).

Subject to the terms and conditions of the Merger Agreement, each share of common stock of the Company, par value $0.0001 per share (“Common Stock”) that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock (a) owned immediately prior to the Effective Time by Parent, Merger Sub or the Company or any of their subsidiaries, (b) owned by Company stockholders who have properly and validly perfected their appraisal rights under Delaware law with respect to such shares, or (c) subject to certain vesting conditions) will, at the Effective Time, be cancelled and automatically converted into the right to receive $1.14 in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes.

At the Effective Time, certain outstanding publicly held and private placement warrants will cease to represent the right to purchase shares of Common Stock and instead represent the right, upon exercise, to receive the Merger Consideration, provided that if holders properly exercise their warrants within 30 days following the public disclosure of the closing of the Merger by the Company pursuant to a current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”), the exercise price of their warrants shall be adjusted as provided in the warrant agreement governing such warrants.

The Company’s Board of Directors (the “Board”), acting upon the unanimous recommendation of a special committee of the Board, has unanimously approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

If the Merger is consummated, the Company’s Common Stock will be delisted from The Nasdaq Stock Market LLC and deregistered under the Securities Exchange Act of 1934, as amended.

Treatment of Company Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, each option to purchase shares of Common Stock that is vested and that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be deemed exercised on a cashless basis and exchanged for the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product obtained by multiplying (x) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such vested stock option, by (y) the total number of shares of Common Stock underlying such vested stock option. Each option to purchase shares of Common Stock that is not vested and is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product obtained by multiplying (x) the excess, if any, of (A) the Merger Consideration over (B) the per-share exercise price for such unvested stock option, by (y) the total number of shares of Common Stock underlying such unvested stock option, which resulting amount will vest and become payable at the same time that the unvested stock option from which such resulting amount was converted would have vested and been payable pursuant to its terms, and will otherwise remain subject to substantially the same terms and conditions as were applicable to such option immediately prior to the Effective Time. All options with a per share exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration.

Pursuant to the Merger Agreement, at the Effective Time, each restricted stock unit award that is either held by a non-employee member of the Board or vested in accordance with its terms as of the Effective Time will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product obtained by multiplying (x) the total number of shares of Common Stock underlying such restricted stock unit award, by (y) the Merger Consideration. Each restricted stock unit award that is not vested and is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the product obtained by multiplying (x) the total number of shares of Common Stock underlying such restricted stock unit award, by (y) the Merger Consideration, which resulting amount will vest and become payable at the same time that the unvested restricted stock unit award from which such resulting amount was converted would have vested and been payable pursuant to its terms, and will otherwise remain subject to substantially the same terms and conditions as were applicable to such award immediately prior to the Effective Time.

Closing Conditions

The completion of the Merger is subject to the satisfaction of certain mutual closing conditions, including (1) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”), (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain foreign regulatory approvals, and (3) the absence of any order, injunction or law prohibiting the Merger. The obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement, and the obligation of Parent to consummate the Merger is additionally conditioned on there not having occurred a material adverse effect on the Company since the execution of the Merger Agreement that is continuing. The consummation of the Merger is not subject to any financing condition. Subject to the satisfaction or waiver of such closing conditions, the parties expect the transaction to close in the first half of 2024.

Termination and Fees

The Merger Agreement contains termination rights for each of the Company and Parent, including, among others, (1) if the consummation of the Merger does not occur on or before August 6, 2024 (subject to extension to November 6, 2024 under specified circumstances) (the “End Date”), (2) if the Company Stockholder Approval is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such Company Stockholder Approval, and (3) subject to certain conditions, (a) by Parent, if the Board changes its recommendation in favor of the Merger or (b) by the Company, if the Company terminates the Merger Agreement to concurrently enter into a definitive agreement providing for a Superior Proposal (as defined in the Merger Agreement). The Company and Parent also may terminate the Merger Agreement by mutual written consent.

The Company is required to pay Parent a termination fee of $5,261,750 in cash if the Merger Agreement is terminated under specified circumstances if (1) Parent terminates the Merger Agreement in the event that the Board changes its recommendation in favor of the Merger, (2) the Company terminates the Merger Agreement to concurrently enter into a definitive agreement providing for a Superior Proposal or (3) (a) an Alternative Acquisition Proposal (as defined in the Merger Agreement) is publicly proposed or disclosed, (b) (x) the Merger Agreement is terminated as a result of the Company Stockholder Approval not being obtained following the meeting of the Company’s stockholders for purposes of obtaining such Company Stockholder Approval, (y) Parent terminates the Merger Agreement due to the fact that Company has breached its obligations or representations and warranties under the Merger Agreement if such breach would result in a failure of certain conditions to the Merger and such breach is not cured or curable, or (z) the Merger Agreement is terminated because the Merger has not been completed by the End Date and at the time of such termination the Merger Agreement could have validly terminated for the reasons described in clauses (x) or (y) above and (c) concurrently or within twelve months after such termination, the Company shall have consummated an Alternative Acquisition Proposal (subject to certain modifications of this definition as provided in the Merger Agreement) or entered into a definitive agreement providing for such an Alternative Acquisition Proposal. The Merger Agreement also provides that a reverse termination fee of $10.0 million will be payable by Parent to the Company if the Merger Agreement is terminated under specified circumstances if (1) the Company terminates the Merger Agreement due to the fact that Parent or Merger Sub has breached their obligations or representations and warranties under the Merger Agreement if such breach would result in a failure of certain conditions to the Merger and such breach is not cured or curable, (2) Parent fails to consummate the Merger following satisfaction or waiver of certain closing conditions and the Company’s irrevocable confirmation that it is ready, willing and able to consummate the closing or (3) Parent terminates the Merger Agreement because the Merger has not been completed by the End Date and at the time of such termination the Company could have validly terminated the Merger Agreement for the reasons described in clauses (1) or (2) above. The Merger Agreement also provides that either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

Financing

Parent has obtained equity financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Certain of the Haveli Funds have committed to make equity contributions to Parent at the closing of the Merger on the terms and subject to the conditions set forth in an equity commitment letter. In addition, certain of the Haveli Funds have guaranteed payment of the termination fee payable by Parent as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, under certain circumstances, subject to the terms and conditions set forth in the Merger Agreement and a limited guarantee provided by the applicable Haveli Funds to the Company.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties of the Company, Parent and Merger Sub, in each case generally subject to customary materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, Parent and Merger Sub, including covenants relating to the Company conducting its and its subsidiaries’ business in the ordinary course, preserving its business organization intact, maintaining existing business relationships and refraining from taking certain actions without Parent’s consent, subject to certain exceptions. The Company, Parent and Merger Sub also agreed to use their respective reasonable best efforts to cause the Merger to be consummated. In addition, the Company has agreed that, subject to certain exceptions, the Board will not change, modify or withdraw its recommendation that the Company’s stockholders vote to adopt the Merger Agreement and approve the Merger.

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, the Company will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, provide non-public information to third parties and engage in discussions or enter into agreements with third parties regarding alternative acquisition proposals, subject to customary exceptions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The copy of the Merger Agreement and the foregoing description have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of the Merger Agreement as of the specific dates therein, were made solely for the benefit of the parties to the Merger Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in other filings that the Company will make with the SEC.

Voting Agreements

In connection with the execution of the Merger Agreement, on February 6, 2024, James C. Foster, ZeroFox’s Chief Executive Officer and Chairman of the Board, and all other members of the Board (the “Subject

Stockholders”), solely in their capacity as stockholders of the Company, entered into voting and support agreements (each, a “Voting Agreement”) with Parent. The Subject Stockholders collectively hold approximately 9.1% of the outstanding Common Stock. Pursuant to the Voting Agreements, each Subject Stockholder has agreed to vote or cause to be voted all shares of Common Stock owned or subsequently acquired by such Subject Stockholder in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and against any alternative proposal to acquire the Company or actions that would impede, interfere with, delay, discourage, adversely affect, frustrate, prevent or nullify the Merger Agreement or the Merger. The Voting Agreements also contain certain restrictions on the transfer of shares of Common Stock by the Subject Stockholders. The Voting Agreements terminate upon the earlier of the Effective Time, the termination of the Merger Agreement in accordance with its terms, upon mutual agreement of Parent and a Subject Stockholder, and certain other events.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of voting and support agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Note Repurchase Agreements

On February 6, 2024, the Company and funds managed by Monarch Alternative Capital LP (collectively, the “Noteholders”) entered into note repurchase agreements (the “Note Repurchase Agreements”) pursuant to which the Noteholders have agreed to sell and the Company has agreed to repurchase substantially concurrent with the Merger an aggregate principal amount of approximately $135.0 million of the Company’s 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes (the “Notes”) and any additional Notes acquired by the Noteholders at a purchase price equal to the entire aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon to, but excluding, the repurchase date. The Notes were issued under the indenture dated as of August 3, 2022, by and between the Company and Wilmington Trust, National Association, as trustee.

The foregoing description of the Note Repurchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of note repurchase agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in the disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Note Repurchase Agreements” is incorporated herein by reference.

Item 8.01	Other Events.

On February 6, 2024 ZeroFox and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving ZeroFox. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, ZeroFox plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) relating to a special meeting of its stockholders and may file other documents with the SEC relating to the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that ZeroFox may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ZEROFOX ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at a stockholder meeting of ZeroFox to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents ZeroFox files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at ZeroFox’s investor relations website (https://ir.zerofox.com/) or by e-mailing ZeroFox from https://ir.zerofox.com/resources/investor-contacts.

Participants in the Solicitation

ZeroFox and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ZeroFox’s stockholders in connection with the proposed transaction. Information regarding ZeroFox’s directors and executive officers and their ownership of ZeroFox’s common stock is set forth in the definitive proxy statement for ZeroFox’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2023. To the extent the holdings of ZeroFox’s securities by ZeroFox’s directors and executive officers have changed since the amounts set forth in ZeroFox’s proxy statement for ZeroFox’s 2023 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements regarding the proposed transaction, including the anticipated timing of closing of the transaction. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the ability of ZeroFox to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required regulatory approvals are not obtained or that ZeroFox’s stockholders do not approve the proposed transaction; the occurrence of any event, change or other circumstances that could result in the Merger Agreement being terminated or the proposed transaction not being completed on the terms reflected in the Merger Agreement, or at all; the risk that the Merger Agreement may be terminated in circumstances that require us to pay a termination fee; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of ZeroFox’s common stock; the ability of each party to consummate the proposed transaction; risks related to the possible disruption of management’s attention from ZeroFox’s ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transaction on the ability of ZeroFox to retain and hire key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction; and other risks and uncertainties detailed in the periodic reports that ZeroFox files with the SEC, including ZeroFox’s Annual Report on Form 10-K filed with the SEC on March 30, 2023, as updated by its subsequent Quarterly Reports on Form 10-Q. If any of these risks or uncertainties materialize, or if any of ZeroFox’s assumptions prove incorrect, ZeroFox’s actual results could differ materially from the results expressed or implied by these forward-looking statements. In addition, other unpredictable or unknown factors not discussed in this document could also have material adverse effects on forward-looking statements. All forward-looking statements in this Current Report on Form 8-K are based on information available to ZeroFox as of the date of this Current Report on Form 8-K, and ZeroFox does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of February 6, 2024, by and among ZeroFox Holdings, Inc., ZI Intermediate II, Inc., and HI Optimus Merger Sub, Inc.*

10.1	Form of Voting and Support Agreement, dated as of February 6, 2024, by and between the Parent and each of the Subject Stockholders

10.2	Form of Note Repurchase Agreement, dated as of February 6, 2024, by and between ZeroFox Holdings, Inc. and each of the Noteholders

99.1	Press release, dated February 6, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEROFOX HOLDINGS, INC.

Date: February 6, 2024	By:	/s/ Timothy S. Bender
Name: Timothy S. Bender Title: Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ZI INTERMEDIATE II, INC.

HI OPTIMUS MERGER SUB, INC.

and

ZEROFOX HOLDINGS, INC.

Dated as of February 6, 2024

i

ii

Annexes

Annex A - Definitions

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 6, 2024 by and among ZI Intermediate II, Inc., a Delaware corporation (“Parent”), HI Optimus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ZeroFox Holdings, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein collectively as the “Parties”, and individually as a “Party”. All capitalized terms used herein shall have the respective meanings ascribed thereto in Annex A or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee (the “Special Committee”), consisting solely of three of the Company’s independent members of the Company Board to, among other things, consider, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;

WHEREAS, acting upon the recommendation of the Special Committee, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Equity Financing;

WHEREAS, prior to the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into Voting Agreements (the “Voting Agreements”) in connection with the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall cause Merger Sub to merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, at the Closing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL in order to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.3 General Effects of Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Company Common Stock. Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, Dissenting Shares and Earnout Shares, shall be converted automatically into the right to receive $1.14 per share of Company Common Stock in cash (the “Merger Consideration”), without interest thereon and subject to Section 2.5. All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.4(b) shall be automatically cancelled and cease to exist on the conversion thereof, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 1.4(b).

(c) Treatment of Cancelled Shares. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), Parent or Merger Sub or any of their direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(d) Treatment of Dissenting Shares. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Earnout Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and validly perfected appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with, but only if, as and when required by, the provisions of such Section 262 of the DGCL, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereafter be no longer considered Dissenting Shares under this Agreement and shall be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon and subject to Section 2.5, in accordance with Section 1.4(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall notify Parent promptly, and in any event within two (2) Business Days, of any demands received by the Company for appraisals of shares of Company Common Stock under Section 262 of the DGCL in connection with the Merger and afford Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands. The Company shall not make any payment with respect to any such demands for appraisal or settle any such demands without the prior written consent of Parent. Prior to the Effective Time, Parent shall not require the Company to make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(e) Treatment of Earnout Shares. At the Effective Time, each outstanding Earnout Share shall be deemed forfeited and automatically cancelled and cease to exist and no consideration shall be delivered in exchange therefor.

(f) Treatment of Warrants.

(i) At the Effective Time in accordance with that certain Warrant Agreement, dated November 23, 2020, by and between L&F Acquisition Corp., a Cayman Islands exempted company and predecessor to the Company, and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Public/Private Warrant Agreement”), each Public/Private Warrant that is unexercised and outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, cease to represent a warrant to purchase shares of Company Common Stock and instead represent a right by the holder thereof upon any subsequent exercise, to receive only the Merger Consideration, if any, in respect of each share of Company Common Stock for which such Public/Private Warrant was exercisable immediately prior to the Closing; provided, that the exercise price for the holder of any Public/Private Warrant that exercises such Public/Private Warrant within thirty (30) days following the public disclosure of the Closing pursuant to a current report on Form 8-K filed with the SEC shall be reduced as provided for in the last proviso of the first sentence of Section 4.4 of the Warrant Agreement.

(ii) At the Effective Time in accordance with that certain Warrant To Purchase Common Stock, dated April 21,2023, executed by the Company in favor of Stifel Bank (the “Stifel Warrant Agreement”), each Stifel Warrant shall automatically terminate and be cancelled and extinguished and no consideration shall be payable with respect to such Stifel Warrant.

(iii) As soon as reasonably practicable following the date of this Agreement, the Company shall provide, in accordance with the terms of each Public/Private Warrant and each Stifel Warrant, any notices required to be provided to the holder of such Public/Private Warrant or such Stifel Warrant, the form of which shall be given to Parent and its counsel for a reasonable opportunity to review and comment before such notice is provided to the holder of such Public/Private Warrant or Stifel Warrant, and take all such other actions that may be required in accordance with the terms of such Public/Private Warrant and the Stifel Warrants in connection with the transaction contemplated by this Agreement prior to the Effective Time.

(g) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or series of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 1.5 Effect of Merger on Company Equity Awards.

(a) Company Options.

(i) At the Effective Time, each Company Option that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be deemed exercised on a cashless basis and exchanged for the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess, if any, of (I) the Merger Consideration over (II) the per-share exercise price for such Vested Company Option, by (B) the total number of shares of Company Common Stock underlying such Vested Company Option (such aggregate amount, the “Vested Company Option Consideration”), subject to Section 2.5; provided, however, that if the exercise price per share of Company Common Stock of such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(ii) At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company Option (each, an “Unvested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess, if any, of (I) the Merger Consideration over (II) the per-share exercise price for such Unvested Company Option, by (B) the total number of shares of Company Common Stock underlying such Unvested Company Option (such aggregate amount, the “Unvested Company Option Consideration”), subject to Section 2.5; provided, however, that if the exercise price per share of Company Common Stock of such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. Such Unvested Company Option Consideration amounts will vest and become payable at the same time as the Company Option from which such Unvested Company Option Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company Option Consideration amounts, provided that no such changes shall materially impair the rights of the applicable holder of Unvested Company Option Consideration), including, without limitation, any obligation to continue service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, with respect to their receipt of the Unvested Company Option Consideration.

(b) Company RSUs.

(i) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and either is (A) held by a non-employee member of the Company Board or (B) vested in accordance with its terms as of the Effective Time (each, a “Vested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock underlying such Company RSU, by (y) the Merger Consideration (the “Vested Company RSU Consideration”), subject to Section 2.5.

(ii) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company RSU shall, automatically and without any required action on the part of the holder thereof, be converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock underlying such Company RSU, by (y) the Merger Consideration (such aggregate amount, the “Unvested Company RSU Consideration”), subject to Section 2.5. Such Unvested Company RSU Consideration amounts will vest and become payable at the same time as the Company RSU from which such Unvested Company RSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Unvested Company RSU Consideration amounts, provided that no such changes shall materially impair the rights of the applicable holder of Unvested Company RSU Consideration) with respect to their receipt of the Unvested Company RSU Consideration.

(c) Treatment of Employee Stock Purchase Plan. The Company never implemented the Company ESPP and as soon as practicable (but in any event within ten (10) Business Days) following the date of this Agreement, the Company Board shall adopt such resolutions or take such other actions as may be required to terminate the Company ESPP effective immediately prior to, but contingent upon the occurrence of, the Effective Time. The Company shall deliver copies of any resolutions adopted to Parent promptly following the adoption thereof and keep Parent reasonably informed of any other actions taken in connection with the termination of the Company ESPP.

(d) Certain Actions. Prior to the Effective Time, the Company, acting through the Company Board, shall take or cause to be taken, all actions, and provide all notices that are required to effectuate the terms of this Section 1.5. All Company Equity Plans (other than the agreements underlying, and the terms of the Company Equity Plans applicable to, the Unvested Company Option Consideration and the Unvested Company RSU Consideration, in each case, solely to the extent relevant to the terms and conditions of this Section 1.5) will terminate as of the Effective Time and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any such Company Equity Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. Following the date hereof, the Company shall provide to Parent or its counsel for review and approval drafts of any documentation prepared by the Company or its counsel to effectuate the foregoing and shall consider in good faith Parent’s timely comments thereto.

Section 1.6 The Surviving Corporation.

(a) Certificate of Incorporation of Surviving Corporation. Subject to Section 7.8, at the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “ZeroFox Holdings, Inc.”) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b) Bylaws of Surviving Corporation. Subject to Section 7.8, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “ZeroFox Holdings, Inc.”) shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

(c) Directors of Surviving Corporation. The directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(d) Officers of Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Certificates or Book-Entry Shares.

ARTICLE 2

THE CLOSING

Section 2.1 The Closing. The Merger shall be consummated at a closing (the “Closing”) taking place (a) via the electronic exchange of documents and signature pages at 9:00 a.m., Eastern Time, on the fifth (5th) Business Day after the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions), (b) at such other place, time and date as the Company and Parent may otherwise agree in writing or (c) in accordance with any written notice delivered by Parent to the Company pursuant to the last sentence of Section 8.3(e), but subject in each case to the satisfaction or waiver (if and to the extent permitted hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (if and to the extent permitted hereunder) of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.2 Conditions to Closing.

(a) Conditions to Obligation of Each Party. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(i) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(ii) Regulatory Approvals. (A) Any waiting period under the HSR Act applicable to the Merger shall have expired or been earlier terminated, and (B) all other Consents of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement in relation to the Antitrust and Foreign Investment Laws set forth on Section 2.2(a)(ii) of the Company Disclosure Schedules shall have been obtained.

(iii) No Legal Restraints. No Law, injunction or similar Order by any Governmental Entity of competent jurisdiction shall have been issued, enacted, entered, promulgated or enforced and continue to be in effect that prohibits or makes illegal the consummation of the Merger.

(b) Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver by Parent and Merger Sub) of the following conditions:

(i) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(ii) Other than the representations and warranties listed in clauses (iii) and (iv) of this Section 2.2(b), the representations and warranties of the Company set forth in ARTICLE 3 shall be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii) The representations and warranties of the Company set forth in Section 3.1, Section 3.3, Section 3.4(a), Section 3.4(b)(i), Section 3.22, Section 3.23 and Section 3.24 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iv) The representations and warranties of the Company set forth in Section 3.2 and Section 3.8(b) shall be true and correct (and in the case of Section 3.2, without giving effect to any materiality, Company Material Adverse Effect or similar qualification set forth therein) at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except in the case of Section 3.2 only, for de minimis inaccuracies.

(v) Parent shall have received from the Company a certificate, dated as of the Closing Date and signed by its chief executive officer, certifying (on behalf of the Company) that the conditions set forth in Section 2.2(b)(i) through Section 2.2(b)(iv) and Section 2.2(b)(vi) have been satisfied.

(vi) No Company Material Adverse Effect will have occurred after the date hereof that is continuing.

(vii) The Company shall have delivered to Parent, no later than three (3) Business Days prior to the Closing, the Payoff Letters.

(c) Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:

(i) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(ii) Other than the representations and warranties listed in clauses (iii) of this Section 2.2(c), the representations and warranties of Parent and Merger Sub set forth in ARTICLE 4 shall be true and correct (without giving effect to any materiality, Parent Material Adverse Effect or similar qualifications set forth therein) at and as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii) The representations and warranties of Parent and Merger Sub set forth in Section 4.2, Section 4.10, Section 4.11 and Section 4.12 that (A) are not qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the Closing as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iv) The Company shall have received from Parent and Merger Sub a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, certifying (on behalf of Parent and Merger Sub, respectively) that the conditions set forth in Section 2.2(c)(i) through Section 2.2(c)(iii) have been satisfied.

Section 2.3 Payment of Merger Consideration.

(a) Payment Fund.

(i) Creation of Payment Fund. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company, a New York corporation (the “Paying Agent”), for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration (which shall consist solely of the Merger Consideration, but not the Vested Company Option Consideration, Unvested Company Option Consideration, Vested Company RSU Consideration or Unvested Company RSU Consideration, which payments shall be subject to the procedures set forth in Section 2.4 below) payable at the Closing pursuant to Section 1.4, and, from and after the Effective Time, if necessary, deposit additional cash in U.S. dollars with the Paying Agent sufficient to pay the amounts payable at the Closing pursuant to Section 1.4. Such cash deposited with the Paying Agent shall be referred to as the “Payment Fund.”

(ii) Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Section 2.3, and following any losses from any such investment or any other deficiency in the Payment Fund, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock. Any interest and other income resulting from such investments shall be taxable income of the Surviving Corporation and shall be paid to the Surviving Corporation pursuant to Section 2.3(a)(iii).

(iii) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock on the one-year anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation, and any former holders of shares of Company Common Stock who have not surrendered their shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation (as general unsecured creditors) for payment of their claim for the Merger Consideration without any interest thereon, on due surrender of their shares.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), (A) a letter of transmittal with respect to Book-Entry Shares (to the extent applicable) and Certificates (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only on delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree prior to the Effective Time), and (B) instructions for use in effecting the surrender of Book-Entry Shares (to the extent applicable) or Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to promptly deliver to each such holder, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to Section 1.4(b), subject to Section 2.5. No interest shall be paid or accrued on any amount payable on due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid, in each case, to the satisfaction of Parent.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.3(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Section 2.3.

(d) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in accordance with Section 1.4(b), as applicable, with respect to the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or any other securities of the Company for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Payment of Equity Award Consideration.

(a) Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option or Vested Company RSU, the Vested Company Option Consideration or Vested Company RSU Consideration, respectively, subject to Section 2.5, without interest, on the later of (i) two (2) Business Days and (ii) the next regularly scheduled payroll date, in each case, following the Effective Time.

(b) Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of an Unvested Company Option or Unvested Company RSU, the Unvested Company Option Consideration or Unvested Company RSU Consideration, respectively, subject to Section 2.5, without interest, on the later of (i) two (2) Business Days and (ii) the next regularly scheduled payroll date, in each case, following such time as such Company Option or Company RSU from which such Unvested Company Option or Unvested Company RSU Consideration, as applicable, was converted would have vested and been payable pursuant to its terms.

(c) Notwithstanding anything herein to the contrary, with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties hereto shall use commercially reasonable efforts to cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in Section 1.5 and this Section 2.4 (it being understood that Parent and Merger Sub need not take, and the Company shall not take, any action which would increase the costs associated with terminating the Company Equity Awards).

Section 2.5 Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates and any agent thereof, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Company Common Stock, Warrants or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. To the extent that any amounts are to be withheld from value deliverable to any Person (excluding any withholding arising from amounts payable pursuant to Section 2.4 or any withholding arising from any recipient’s failure to provide applicable tax information required to be delivered to the Paying

Agent in accordance with the terms of the Paying Agent Agreement), Parent shall use commercially reasonable efforts to provide notice to the applicable holder at least five (5) Business Days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that amounts are so deducted or withheld (consistent with the terms of this Section 2.5) and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding and remittance was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this ARTICLE 3, except, as contemplated by Section 9.15 or as set forth in the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Section 3.1(a) of the Company Disclosure Schedules contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders and members, as applicable, of each Subsidiary of the Company as of the date hereof. Except where the failure to be in good standing would not reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company and the governance and organizational documents of each Subsidiary of the Company, in each case, as amended and in effect on the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar governance or organizational documents in any material respect. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company or by another Subsidiary of the Company, free and clear of all Liens (other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary or any Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests) other than immaterial restrictions that would not limit, restrict or impair, in any material respect, such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

Section 3.2 Capitalization.

(a) The authorized share capital of the Company consists of 1,000,000,000 shares of Company Common Stock, par value $0.0001 per share, and 100,000,000 shares of Company Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on February 2, 2024, there were (i) 124,639,135 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) 6,469,893 shares of Company Common Stock subject to outstanding Company Options (of which 5,854,666 were vested and 615,227 were unvested), (v) 10,571,337 shares of Company Common Stock subject to outstanding Company RSUs (of which none were vested), (vi) 16,213,419 shares of Company Common Stock subject to outstanding Public/Private Warrants, (vii) 128,676 shares of Company Common Stock subject to outstanding Stifel Warrants, (viii) there are no Working Capital Warrants (as defined in the Public/Private Warrant Agreement) issued and outstanding, and (ix) 5,558,552 shares of Company Common Stock reserved for issuance pursuant to the LGCS Merger Agreement, which represents the maximum number of shares of Company Common Stock that remain issuable in any circumstance under the terms of the LGCS Merger Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the close of business on February 2, 2024, including with respect to each such Company Equity Award: (A) the name of the applicable grantee; (B) the type of award; (C) the number of shares of Company Common Stock subject to such Company Equity Award; (D) the grant date; (E) the exercise price, if applicable; (F) the vesting schedule and whether any accelerated vesting will be triggered; and (G) the expiration date, if applicable. The Company has made available to Parent true, correct and complete copies of the Company Equity Plans. Each Company Equity Award was granted in material compliance with all applicable Laws, including Section 409A of the Code, and all terms and conditions of the applicable Company Equity Plan. Since February 2, 2024, the Company has not issued any shares of Company Common Stock, shares of Company Preferred Stock, Company Equity Awards or Warrants.

(b) (i) Except as set forth in Section 3.2(a), as of the date of this Agreement, the Company does not have any shares of its capital stock issued or outstanding, other than shares of Company Common Stock that have become outstanding after the close of business on February 2, 2024, which were reserved for issuance as of the close of business on February 2, 2024 as set forth in Section 3.2(a), and (ii) except as set forth on Section 3.2(b) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, calls, preemptive rights, convertible securities or other similar rights, agreements or commitments relating to the capital stock of, or other equity interests in, the Company or any of the Company’s Subsidiaries, or the holders or such capital stock or equity interests) to which the Company or any of the Company’s Subsidiaries is a party (including stockholder agreements or similar agreements) or obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, or other equity interests in, the Company or any of the Company’s Subsidiaries or securities convertible into, exercisable for or exchangeable for such shares or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests.

(c) Except for the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities of the Company having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Common Stock.

(e) There has been no amendment to, or other modification of, the Public/Private Warrant Agreement or the Stifel Warrant Agreement.

Section 3.3 Authority; Enforceability.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The Company Board has established the Special Committee, consisting solely of three of the Company’s independent members of the Company Board to, among other things, consider, assess and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement. Acting upon the recommendation of the Special Committee, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and consummate the transactions contemplated hereby, including the Merger.

(c) Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby.

(d) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

Section 3.4 Consents and Approvals; No Violation.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require the Company or any of its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign national or supranational, state or local governmental or regulatory agency, commission, court, body, entity or authority or any public or private arbitral body or mediator (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) compliance with any applicable requirements of any other Antitrust and Foreign Investment Laws set forth on Section 2.2(a)(ii) and Section 3.4(a) of the Company Disclosure Schedules, (iv) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Stockholder Approval (as amended or supplemented from time to time, the “Proxy Statement”), (v) compliance with the rules and regulations of NASDAQ, and (vi) the Consents set forth on Section 2.2(a)(ii) of the Company Disclosure Schedules (the foregoing clauses (i) through (vi), collectively, the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

(b) Assuming compliance with the matters referenced in Section 3.4(a) and receipt of the Company Approvals and the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) require consent or notice under any provision of, result in any breach of, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Contract that is required to be disclosed on Section 3.18 of the Company Disclosure Schedules or any permit binding on the Company or any of its Subsidiaries or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, other than, in the case of the foregoing clauses (ii), (iii) and (iv), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) Since December 17, 2021, the Company has filed or furnished all forms, schedules, statements, prospectuses, registration statements, documents and reports with the SEC on a timely basis that have been required to be filed or furnished by it pursuant to applicable Law (the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Company SEC Document as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Since August 3, 2022, (i) there has been no material correspondence between the SEC and the Company that is not publicly available on the Electronic Data Gathering, Analysis and Retrieval database of the SEC or that is not set forth or reflected in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date of this Agreement and (ii) the Company has not received written notice from the SEC that any of the Company SEC Documents are the subject of ongoing SEC review.

(c) Since December 17, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) No Subsidiary of the Company is required to file or furnish any forms, reports, schedules, statements, prospectuses, registration statements or documents with the SEC pursuant to the applicable Law.

(e) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Documents filed or furnished with the SEC on or after August 3, 2022 (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) as of their respective filing dates (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 3.6 Internal Controls and Procedures.

(a) (i) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) in material compliance with Rule 13a-15 and Rule 15d-15 under the Exchange Act (the “Internal Controls”); and (ii) the Internal Controls are reasonably designed to ensure that all material information required to be disclosed by the Company with respect to the Company and its consolidated Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, including by the Company’s management completing an assessment of the effectiveness of the Company’s Internal Controls over financial reporting in compliance with the applicable provisions of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 31, 2023, and such assessment concluded that such system was effective. Since December 17, 2021, the principal executive officer and principal financial officer of the Company have made all certifications required by the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) Since December 17, 2021, the Company and its Subsidiaries have established and maintained a system of Internal Controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of Internal Controls over financial reporting utilized by the Company that is or was reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls over financial reporting utilized by the Company. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2023, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-K for the fiscal year ended January 31, 2023, and in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2023, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended October 31, 2023, (b) as expressly contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof, (d) for liabilities arising in connection with obligations under existing Contracts or applicable Law (none of which relates to any breach of contract, breach of warranty, tort, infringement or misappropriation) or (e) for liabilities and obligations incurred in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or misappropriation) since January 31, 2023, neither the Company nor any Subsidiary of the Company has any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. Since January 31, 2023, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

Section 3.8 Absence of Certain Changes.

(a) Since January 31, 2023 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business. Since January 31, 2023 through the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvi), Section 5.1(b)(xvii), Section 5.1(b)(xix) or Section 5.1(b)(xxvi) if taken or proposed to be taken after the date of this Agreement through the Effective Time.

(b) Since January 31, 2023 through the date of this Agreement, there has not been any event, change, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Compliance with Laws.

(a) The Company and its Subsidiaries are, and have been during the last three (3) years, in compliance in all material respects with and not in default under or in violation of any Law applicable to the Company and its Subsidiaries.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, accreditations and approvals of any Governmental Entity (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”). All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) During the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice that the Company or its Subsidiaries is in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit in any material respect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Permit, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the last five (5) years, none of the Company or any of its Subsidiaries or any of their directors, officers, employees, or to the Knowledge of the Company, agents or other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful payment in violation of any of the applicable Anti-Corruption Laws. The Company and its Subsidiaries maintain reasonably detailed and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their directors, officers, or employees, agents or other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been during the last five (5) years: (i) a Sanctioned Person or a Restricted Person, (ii) organized, ordinarily resident or located in a Sanctioned Country, or (iii) engaged in any business or dealings with or for the benefit of any Sanctioned Person or Restricted Person, or (iv) otherwise in violation of applicable Trade Control Laws.

(f) During the last five (5) years, none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their directors, officers, employees agents or other Persons acting on behalf of any of the Company or its Subsidiaries, in their capacity as such; (i) has received from any Governmental Entity any written or, to the Knowledge of the Company, oral notice or inquiry, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit concerning any violation or wrongdoing, in each case, related to, or in connection with Anti-Corruption Laws or Trade Control Laws.

(g) For purposes of this Agreement:

(i) “Restricted Person” means any Person identified on any applicable export-related restricted party list, including the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List.

(ii) “Sanctioned Country” means Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine.

(iii) “Sanctioned Person” means (A) any Person listed on any applicable sanctions list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (B) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (A); or (C) any Person located, organized, or ordinarily resident in a Sanctioned Country.

(iv) “Trade Control Laws” means applicable Laws relating to economic or trade sanctions and export controls, including those administered or enforced by OFAC, the U.S. Department of Commerce, and the U.S. Department of State.

Section 3.10 Investigations; Litigation. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries; and (b) there are no Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties or that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules contains a true, correct and complete list of all material Company Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Company Benefit Plan, as applicable, true, correct and complete copies of (i) each plan document (or, to the extent no such plan document exists, a written summary of its material terms), including all amendments thereto, (ii) the summary plan description and any summaries of material modifications thereto, (iii) any related trust documents, insurance contracts, or other documentation of funding arrangements, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) the most recent determination, advisory, or opinion letter from the Internal Revenue Service, and any request for such determination, for such Company Benefit Plan, (vi) the results of nondiscrimination testing for each of the two (2) most recently completed plan years, and (vii) any non-routine notices, letters, filings, or other material correspondence with any Governmental Entity related to such Company Benefit Plan received in the previous six (6) years.

(c) (i) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code or to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion issued by the Internal Revenue Service and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan, the ability of the Company or any of its Subsidiaries to rely on such letter or opinion, or otherwise result in material Liability to the Company or any of its Subsidiaries with respect to such Company Benefit Plan; (iii) all contributions or payments have, in all material respects, been made timely, and all contributions or payments that are not yet due have, in all material respects, been made or properly accrued with respect to the Company Benefit Plans; (iv) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to the Company Benefit Plans; (v) none of the Company or any of its Subsidiaries has incurred or could reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Section 4980B or 4980H of the Code; (vi) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against, or related to any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material Liability to or of the Company or any of its Subsidiaries; and (vii) none of the Company or any of its Subsidiaries has any Liability under a plan or arrangement that provides (or has promised to provide) for post-employment, post-service or retiree health, medical or life insurance benefits (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable Law and at the expense of the applicable employee).

(d) No Company Benefit Plan is, and none of the Company or any of its Subsidiaries has any Liability (including on account of an ERISA Affiliate) with respect to: (i) any plan or arrangement that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) a Multiemployer Plan or a plan subject to Title IV of ERISA that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (iv) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA); (v) a welfare benefit fund (as such term is defined in Section 419 of the Code); or (vi) a voluntary employees’ beneficiary association in accordance with Section 501(c)(9) of the Code.

(e) Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws in all material respects, (iii) no Foreign Plan is in the nature of a defined benefit plan, and (iv) no Foreign Plan has any material unfunded Liabilities, nor are such material unfunded Liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former officer, employee, independent contractor or director of the Company or any of its Subsidiaries to severance pay, or any other payment or benefit from the Company or its Subsidiaries, (ii) accelerate the time of funding, payment or vesting of, or increase the amount of, compensation or benefits due to any such employee, officer, independent contractor or director, (iii) result in any obligation to fund (through a grantor trust or otherwise) any compensation or benefit, or (iv) result in the payment of any amount that could, individually or in combination with any other amount, constitute a “parachute payment” as defined in Section 280G of the Code.

(g) The Company and its Subsidiaries are not party to nor do they have any current or contingent obligation under any Company Benefit Plan to compensate, gross-up, indemnify or otherwise make-whole any Person for Taxes or related interest or penalties.

(h) Each Company Benefit Plan that is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with and has been maintained, in each case, in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no amount under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

Section 3.12 Labor Matters.

(a) (i) The Company and its Subsidiaries are neither party to nor bound by any Collective Bargaining Agreement, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and no employees of the Company or its Subsidiaries are represented by any Union with respect to the employment with the Company or its Subsidiaries, (ii) there are no labor-related arbitrations, grievances, strikes, lockouts, work stoppages, work slowdowns, picketing, handbilling, demands for recognition, unfair labor practice charges or other material labor disputes pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and there have been no such troubles at any time during the last five (5) years, (iii) to the Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any Union to organize employees of the Company or any of its Subsidiaries, nor has any petition been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, and no such effort has been made or threatened at any time during the last five (5) years, and (iv) there are no notice, consent, or consultation obligations with respect to any Unions or employees of the Company and its Subsidiaries that will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Each of the Company and its Subsidiaries is, and has been during the last three (3) years, in material compliance with all applicable Laws relating to employment and employment practices, including the classification and payment of employees and independent contractors, wages and hours (including minimum wage, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), child labor, withholdings and deductions, background checks and drug testing, pay equity, collective bargaining, unlawful discrimination, unlawful harassment, non-retaliation in employment, disability rights, family and medical leave, occupational health and safety, workers’ compensation, immigration, and plant closing or mass layoffs.

(c) True, correct and complete information as to the name, current job title and compensation for all current employees of the Company and its Subsidiaries has been provided to Parent (including, but not limited to any target annual bonus amounts established for the 2024 fiscal year for executives of the Company and its Subsidiaries). No officer or executive of the Company or any of its Subsidiaries, or any other employee of the Company or any of its Subsidiaries with the title of Vice President or above, (i) has, to the Knowledge of the Company, given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries prior to the one (1)-year anniversary of the Closing, (ii) is employed pursuant to a non-immigrant work visa, work permit or other work authorization that is limited in duration.

(d) (i) To the Knowledge of the Company, no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee of the Company or its Subsidiaries, (ii) there are no Actions pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination, and there have been no such Actions during the last three (3) years, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee of the Company or its Subsidiaries.

(e) To the Knowledge of the Company, all employees of the Company and its Subsidiaries have the legal right to work in the jurisdiction of their place of work.

Section 3.13 Tax Matters.

(a) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required by Law to be filed by the Company or such Subsidiary and all filed Tax Returns are complete and accurate in all material respects.

(b) All material amounts of Taxes required to have been withheld and timely paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee, creditor, shareholder, independent contractor and other third parties have been withheld and timely paid to the appropriate Governmental Entity. The Company and each of its Subsidiaries have complied, in all material respects, with information reporting, collection and retention provisions of applicable Laws with respect thereto.

(c) The Company and each of its Subsidiaries have timely paid in full all material amounts of Taxes required to be paid by any of them (whether or not shown on any Tax Return).

(d) There are no audits, examinations, investigations or other proceedings currently being conducted in respect of material amounts of Taxes of the Company or any of its Subsidiaries. There are no requests for rulings or determinations in respect of any income or other material Tax pending between any of the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(e) Other than customary extensions of the due date to file a Tax Return obtained in the ordinary course of business, none of the Company or any of its Subsidiaries has requested, granted, or become the beneficiary of, or consented to, any extension or waiver of any statute of limitations period related to the assessment or collection of any material amount of Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(f) There are no Liens for Taxes on any property or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three (3)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in or is participating in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the Company nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is the Company) or (ii) any material amount of liabilities for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), operation of Law, as a transferee or successor, or by contract (other than contracts entered into in the ordinary course of business the primary purpose of which is not Taxes) or (iii) is a party to or bound by any Tax allocation, sharing or similar agreement (other than contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date and made prior to the Closing, (ii) closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) entered into prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing (other than any installment sale or open transaction disposition made in the ordinary course of business), (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing (other than any prepaid amount received or deferred revenue accrued in the ordinary course of business), (v) inclusion pursuant to Section 965 of the Code with respect to the income, business or operations of the Company or any of its Subsidiaries for any taxable periods ending on or prior to the Closing Date, or (vi) excess loss account or deferred intercompany transaction, as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Tax Law), created or entered into on or prior to the Closing Date.

(k) Within the prior three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not pay a certain Tax or file a certain type of Tax Return that the Company or any of its Subsidiaries is subject to such taxation by that jurisdiction or required to file a certain such type of Tax Return in that jurisdiction.

(l) There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company and each of its Subsidiaries and the Company and each of its Subsidiaries are in compliance in all material respects with applicable Law relating to unclaimed property or escheat obligations.

(m) Neither the Company nor any of its Subsidiaries has or is reasonably expected to have any material liability under Section 482 of the Code (or any similar provision of state, local or non-U.S. Law).

(n) No non-U.S. Subsidiary or Affiliate of the Company (or its Subsidiaries) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code nor is it treated as a U.S. corporation under Section 7874(b) of the Code, nor was any such Subsidiary or Affiliate created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(o) Neither the Company nor any of its Subsidiaries has participated, nor is it participating, in an international boycott within the meaning of Section 999 of the Code.

(p) Neither the Company nor any Subsidiary owns, or has owned, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code. Each of the Company’s non-U.S. Subsidiaries is, and has been since the time of its respective formation, treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code.

Section 3.14 Real Property. Neither the Company nor any of its Subsidiaries owns, nor has ever owned, nor is currently subject to any written commitments, contracts options to purchase or acquire any real property or any direct or indirect interest therein that remain in effect as of the date hereof. Section 3.14 of the Company Disclosure Schedules contains a (a) true, correct and complete list of the street address of all real property in which the Company or its Subsidiaries holds a leasehold or subleasehold interest or other rights to use or occupy such real property (such real property, together with buildings, structures, improvements or fixtures thereon, the “Leased Real Property”), (b) true, correct and complete list of each Lease as well as the original date of, and names of the parties that are currently party to, each of the Leases together with all amendments thereto pertaining to such Leased Real Property, and (c) a true, correct and complete description of any current plans for, and status of, any sale process for the real property located at 1834 S. Charles Street, Baltimore, Maryland, including, without limitation, the name of the broker(s) (if any) which is marketing such real property, whether one or more offers have been received and the details of any offers being considered by the owner. A true, correct and complete copy of each of the Leases together with all guarantees with respect to each Leased Real Property has been made available to Parent. The Company or one of its Subsidiaries holds a valid, binding and enforceable leasehold interest in all of the Leased Real Property, and such leasehold interest is free and clear of all Liens (other than Permitted Liens). The Leased Real Property constitutes all parcels of real property and interests in real property used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, each Lease is in full force and effect as of the date hereof. With respect to each Lease or Leased Real Property, as applicable, and except as would not have a Material Adverse Effect: (i) neither the Company nor any of its

Subsidiaries is in breach of, or default under, any Lease to which it is a party; (ii) to the Knowledge of the Company, no landlord is in default or breach of, or default under, any Lease (or would be in default upon the giving of notice or passage of time or both); (iii) to the Knowledge of the Company, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time, or both) any Lease; (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of, and to the Knowledge of the Company, there are no pending or threatened condemnation or eminent domain proceedings affecting the Leased Real Property, and as of the date hereof, there has not occurred any casualty or damage to the Leased Real Property that has not been fully and completely restored; (v) there are no ongoing or outstanding capital expenditures or tenant improvement projects on the part of the Company or any of its Subsidiaries; (vi) to the Knowledge of the Company, either the Company or the applicable Subsidiary has possession and quiet enjoyment of the Leased Real Property; and (vii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein that remains effective as of the date hereof. None of the Company nor any of its Subsidiaries lease or sublease to any third party, or otherwise permits any third party to use or occupy, the Leased Real Property.

Section 3.15 Intellectual Property.

(a) A true, correct and complete list of all registrations and applications for registration for any Patents, Marks, Copyrights, and material Internet domain names, in each case owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and are set forth on Section 3.15(a) of the Company Disclosure Schedules, and all such items list the Company or a Subsidiary as the record owner (or in the case of Internet domain names, the registrant either directly or by proxy). (i) No Company Registered Intellectual Property has expired or been cancelled or abandoned except in accordance with the natural expiration of the term of such rights or in a manner that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) all Company Intellectual Property is subsisting and (iii) all Company Registered Intellectual Property (other than any applications therefor) is valid and enforceable.

(b) The Company and its Subsidiaries exclusively own free and clear of all Liens (other than Permitted Liens), all right, title, and interest in, or are licensed to or otherwise have valid and enforceable rights to use all Intellectual Property used in or necessary for the conduct the business of the Company and its Subsidiaries, and will continue to own, license or have such rights to use all such Intellectual Property immediately following the Closing to the same extent as prior to the Closing. All licenses granted to the Company Intellectual Property are non-exclusive and have been granted in the ordinary course of business.

(c) (i) to the Knowledge of the Company, neither the conduct of the business of the Company and its Subsidiaries, nor any of the Company Products, infringe, violate or constitute misappropriation of, and have not, in the six (6) year period prior to the date hereof, infringed, violated or constituted misappropriation of, any Intellectual Property rights of any third party, (ii) to the Knowledge of the Company, as of the date of this Agreement, no third party is infringing, violating, or misappropriating or has during the last six (6) years infringed, violated or misappropriated, any Company Intellectual Property, (iii) there is no (and during the last six (6)

years there has not been any) pending claim or asserted claim in writing asserting that the Company or any Subsidiary, or any Company Products or the use thereof, has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third party (including any unsolicited demand or request from any Person to license any Intellectual Property) or that any Company Intellectual Property is invalid or unenforceable, (iv) the Company and its Subsidiaries take and have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets disclosed to (and subject to confidentiality obligations), owned or claimed by them, and there has not been any unauthorized disclosure of or access to, or misappropriation or theft of, any such Trade Secrets, and (v) there is no (and during the last six (6) years there has not been any) claim by the Company or any of its Subsidiaries against any third party with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property or unenforceability or invalidity of any Intellectual Property.

(d) (i) Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Company Intellectual Property for, on behalf of or under the direction or supervision of the Company or any of its Subsidiaries has executed a valid and enforceable written Contract providing for (A) the confidentiality and non-disclosure by such Person of all Trade Secrets and confidential information disclosed to, owned or possessed by the Company and its Subsidiaries, and (B) the irrevocable assignment by such Person (by way of a present grant of assignment) to the Company or an applicable Subsidiary of all right, title and interest in and to such Company Intellectual Property and (ii) to the Knowledge of the Company, no Person is or has been in breach of any Contract referenced in this Section 3.15(d).

(e) (i) Neither the Company nor any of its Subsidiaries has used, incorporated, linked, combined, modified, or distributed any Open Source Software in any Software owned or by the Company in a manner that: (A) requires (or has failed to meet any condition on any license or right that results in) the disclosure, licensing or distribution of any source code that is Company Intellectual Property or incorporated into any Company Products; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property or Company Products; or (C) other than any attribution or notice requirement, imposes any other limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property or Company Products; and (ii) the Company and its Subsidiaries are in compliance with the terms of all Open Source Licenses for Open Source Software used by any of them.

(f) (i) No source code for any Company Intellectual Property has been disclosed, delivered, licensed or made available to any escrow agent or other third party who was not, as of the time thereof, an employee or contractor of the Company or its Subsidiaries in connection with their performance of services for the Company or its Subsidiaries and subject to standard confidentiality obligations, and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or contractor of the Company or its Subsidiaries for the performance of such services.

(g) Section 3.15(g) of the Company Disclosure Schedules sets forth an true, correct and complete list of the Contracts as of the date of this Agreement (i) pursuant to which the Company or any of its Subsidiaries is granted a right or license to use the Intellectual Property of a third party, other than any (A) Contracts for generally available software or commercially available technology that is not included in any Company product or service or necessary to the development of any Company product or service, (B) non-disclosure or confidentiality agreements entered into in the ordinary course of business, (C) non-exclusive licenses authorizing limited use of brand materials, feedback, or other Intellectual Property that are incidental to the primary purpose of the Contract, (D) Contracts between the Company or any Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, which forms have been made available to Parent, and (E) Open Source Licenses and other third party off the shelf commercial software; and (ii) pursuant to which the Company or any of its Subsidiaries grants to a third party any license to use any Company Intellectual Property other than any (A) non-disclosure or confidentiality agreements entered into in the ordinary course of business, (B) non-exclusive licenses to Company Products granted to end users or customers in the ordinary course of business, and (C) licenses granted to consultants, contractors and vendors solely as required for such counterparty’s provision of products or services to or for the Company or any of its Subsidiaries.

Section 3.16 Information Technology. Since December 17, 2021, (a) the Company and its Subsidiaries have implemented, maintained and monitored reasonable measures with respect to technical, administrative and physical security designed to preserve and protect the confidentiality, availability, security and integrity of the Company IT Assets and Company Products, (b) the Company and its Subsidiaries have implemented and maintain commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures and business continuity plans, procedures and facilities, and test such plans and procedures on a regular basis, (c) the Company IT Assets are reasonably adequate for, and perform the functions reasonably necessary to carry on the conduct of their respective businesses, and to the Knowledge of the Company, the Company IT Assets and Company Products are free of Malicious Code, (d) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no intrusions or breaches of the security of or any other Security Incident with respect to the Company IT Assets or Company Products and (e) the Company and its Subsidiaries own or have sufficient rights pursuant to a written Contract to access and use all Company IT Assets. During the last four (4) years, the Company and its Subsidiaries have not been subjected to a required audit and review of the Company IT Assets in connection with any Contract pursuant to which they use any third-party system.

Section 3.17 Privacy.

(a) Since December 17, 2021, the Company and its Subsidiaries have no claims pending, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries with respect to any actual or alleged noncompliance with any Data Requirements (including related to any fines or other sanctions) from any Governmental Entity or other Person.

(b) Since December 17, 2021, neither the Company nor any of its Subsidiaries has experienced a Security Incident, nor has the Company or any Subsidiaries been required to notify any Person of any Security Incidents under any Data Requirements.

(c) Since December 17, 2021, the Company and its Subsidiaries, (i) have complied in all respects, and are in compliance in all respects, with all Data Requirements, including with respect to the Processing of Personal Data, (ii) have required by Contract that all vendors and other service providers who have access to, receive, or otherwise Process Personal Data, from or on behalf of the Company and its Subsidiaries, comply with all Privacy Laws and, to the knowledge of the Company and its Subsidiaries, no such vendor or service provider has violated any Privacy Laws with respect to Personal Data Processed on behalf of the Company or its Subsidiaries, and (iii) have adopted and published complete and accurate privacy notices and policies, which have not contained any material omissions of such Company’s or its Subsidiaries’ privacy practices or practices concerning the Processing of Personal Data. The distribution, license, and sale of the products and services by the Company and its Subsidiaries, and the storage, Processing, distribution, and use by the Company and its Subsidiaries of all Personal Data Processed in connection with such products or services, comply with all Data Requirements.

(d) The entry into the transactions contemplated by this Agreement shall not result in a breach or violation of, or constitute a default under, any Data Requirement.

(e) The Company and its Subsidiaries have implemented and maintain a written information security program comprising reasonable organizational, physical, administrative, and technical safeguards, consistent with the Company and its Subsidiaries’ requirements under applicable Data Requirements, to protect the security, confidentiality, integrity, and availability of Sensitive Data and Company IT Assets.

(f) The Company and its Subsidiaries have written information security policies to the extent required under applicable Data Requirements that govern an information security program that (i) identifies internal and external risks to the confidentiality, integrity, and availability of the Sensitive Data or Company IT Assets of the Company and its Subsidiaries; and (ii) implements, monitors, and improves adequate and effective safeguards to control such risks. The Company and its Subsidiaries’ information security policies are consistent in all respects with applicable Data Requirements. The Company and its Subsidiaries comply in all respects with the information security policies.

Section 3.18 Material Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents as of the date of this Agreement or as set forth in Section 3.18 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by any Company Material Contract.

(b) True, correct and complete copies of each Company Material Contract (along with all amendments, modifications, schedules, annexes, exhibits and attachments thereto) have been publicly filed prior to the date of this Agreement or otherwise made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, as of the date of this Agreement, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material

Contract where such breach or default would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

(c) The Company has not received any written notice from or on behalf of any Material Customer indicating that such Material Customer intends to cancel, terminate or not renew or adversely modify in any material respect, any Company Material Contract with such Material Customer or otherwise materially alter its business with the Company.

(d) The Company has not received any written notice from or on behalf of any Material Vendor indicating that such Material Vendor intends to cancel, terminate or not renew or adversely modify in any material respect, any Company Material Contract with such Material Vendor or otherwise materially alter its business with the Company.

Section 3.19 Insurance Policies. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as required to comply with applicable Law and, in all material respects, the Company Material Contracts that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all such insurance policies are in full force and effect, (ii) no notice of cancellation has been received and, (iii) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, (iv) the Company and its Subsidiaries have filed claims as required under the respective insurance policies with insurers with respect to all material matters and material occurrences for which it has coverage, including those which fall within any self-insured retentions or deductibles and (v) the Company and its Subsidiaries do not have any pending claims for such matters under any insurance policy that has been denied or rejected, by any insurer or as to which any insurer has refused to cover all or any portion of such claim. The Company has provided Parent with true, correct and complete copies of all material insurance policies held by the Company or any of its Subsidiaries in effect as of the date of this Agreement.

Section 3.20 Affiliate Party Transactions. Since December 17, 2021, through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements.

Section 3.21 Proxy Statement. The Proxy Statement will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.22 Opinion of Financial Advisor. The Company Board has received the opinion of Piper Sandler & Co, to the effect that, as of the date of such opinion and subject to the assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares, Dissenting Shares and Earnout Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock. As of the date of this Agreement, such opinion has not been withdrawn, rescinded or modified. A true, correct and complete copy of such opinion will be made available to Parent, for informational purposes only on a non-reliance basis by Parent or Merger Sub, promptly after the execution and delivery of this Agreement by each of the Parties (it being understood and agreed that such opinion is for the benefit of the Company Board only).

Section 3.23 Finders or Brokers. Except for Piper Sandler & Co, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or on consummation of the Merger. True, correct and complete copies of all agreements between the Company and Piper Sandler & Co have been made available to Parent.

Section 3.24 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.12 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover Law (including Section 203 of the DGCL) or any comparable anti-takeover provisions in the certificate of incorporation or bylaws of the Company is, and the Company is not party to any rights plan, “poison pill” or similar agreement with respect to any equity securities of the Company, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

Section 3.25 Government Contracts.

(a) During the last six (6) years, neither the Company nor any of its Subsidiaries has (i) breached or violated in any material respect any Government Contract; (ii) been audited, with the exception of routine audits, or investigated by any Governmental Entity with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential material irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (v) had any Government Contract terminated for cause or default by any Governmental Entity or any other Person for default or failure to perform; or (vi) been required to renegotiate in any material respect any Government Contract.

(b) During the last six (6) years, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective principals (as defined at 48 C.F.R. § 2.101) have been suspended, debarred, or proposed for debarment by any Governmental Entity or otherwise excluded by any Governmental Entity from participating in any federal procurement or non-procurement programs and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to lead to the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries, or any of their respective principals.

(c) With respect to each Government Contract and Government Bid, during the last six (6) years, all representations, certifications and disclosures made by the Company and each of its Subsidiaries were complete and accurate in all material respects as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations, certifications and disclosures.

(d) During the last six (6) years, none of the Company’s or any of its Subsidiaries’ Government Contracts were awarded as a small business set-aside or as a result of any other preferential status.

(e) Neither the Company nor any of its Subsidiaries has granted to any Governmental Entity any rights in or licenses to its Intellectual Property that differ from its standard commercial licenses relating to the use of such Intellectual Property. All Intellectual Property delivered by the Company or its Subsidiaries in connection with a Government Contract or Government Bid has been properly and sufficiently marked. No Intellectual Property used in any product or service of the Company or any of its Subsidiaries was conceived or first actually reduced to practice in the performance of work under a Government Contract. During the last six (6) years, neither the Company nor its Subsidiaries has received any written performance evaluation containing a materially adverse or negative performance rating.

(f) To the Knowledge of Company, no actual or potential organizational conflict of interest would prevent the Company or any of its Subsidiaries from fully performing any existing Government Contract or from being awarded a Government Contract as a result of any pending Government Bid, nor, to the Knowledge of the Company will arise solely as a result of the consummation of the transactions contemplated by this Agreement; provided, however, the Company makes no representation as to the impact of Parent’s ownership of the Company post-Closing or the impact of any of Parent’s Affiliates.

(g) During the last six (6) years, the Company and its Subsidiaries have established and maintained in all material respects adequate internal controls for compliance with their respective Government Contracts. All invoices and claims for payment, reimbursement or adjustment submitted by the Company and its Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. There are no outstanding, anticipated, or contemplated material claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits, with the exception of routine audits, by any Governmental Entity with regard to any of the Company’s or its Subsidiaries’ Government Contracts, nor has the Company nor any Subsidiary taken any action that would reasonably be expected to give rise to liability for fraud, false claims or overpayments.

(h) No Government Contract being performed by the Company or any Subsidiary as of the date of this Agreement has incurred or projects to incur material losses or cost overruns.

Section 3.26 Environmental Matters.

(a) The Company and its Subsidiaries are, and have been during the last three (3) years, in compliance in all material respects with all applicable Environmental Laws.

(b) Except for matters that have been resolved, the Company and its Subsidiaries have not received any written notice regarding any proceeding related to, violation of, or any liability (threatened, contingent or otherwise) under, any Environmental Law.

(c) There has been no release of any Hazardous Substances by the Company, its Subsidiaries or, to the Knowledge of the Company, by any other Person at, upon, into, or from the Leased Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in any case in a manner that would reasonably be expected to result in material liability or remedial obligations for the Company or any of its Subsidiaries under Environmental Law.

(d) The Company and its Subsidiaries have furnished to Parent all environmental audits, reports and other material environmental documents relating to the environmental condition of the Leased Real Property or any other real property currently or formerly owned, leased or operated by the Company, its Subsidiaries, its affiliates or predecessors, or relating to the compliance of the Company and its Subsidiaries with Environmental Law which are in their possession or under their reasonable control.

Section 3.27 No Other Representations or Warranties; No Reliance. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE 4 and in the Commitment Letter and the Limited Guarantee, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE 4 and in the Commitment Letter and the Limited Guarantee, none of Parent, Merger Sub nor any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in the corresponding sections or subsections of the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Schedules to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby prior to the End Date (a “Parent Material Adverse Effect”). Parent has delivered to the Company prior to the date of this Agreement a true, correct and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement, and neither Parent nor Merger Sub is in violation of its respective organizational documents.

Section 4.2 Authority; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of directors (or equivalent governing body) of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Equity Financing, and the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub.

(b) Except for the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement and be delivered to the Company immediately following execution of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No vote of the equityholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in order for Parent to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Consents and Approvals; No Violation.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or any of their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger, (ii) compliance with the HSR Act, and (iii) compliance with any applicable requirements of any other Antitrust and Foreign Investment Laws set forth on Section 2.2(a)(ii) of the Company Disclosure Schedules (the foregoing clauses (i) through (iii), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Assuming compliance with the matters referenced in Section 4.3(a) and receipt of the Parent Approvals and adoption of this Agreement by Parent as the sole stockholder of Merger Sub, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent, Merger Sub or any of their respective Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under any Contract, instrument, permit, concession, franchise, right or license binding on Parent, Merger Sub or any of their respective Subsidiaries, or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, other than in the case of clauses (ii), (iii) and (iv) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Equity Financing.

(a) Parent and certain of its controlled Affiliates are a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement, between each Equity Investor and Parent (the “Commitment Letter”), pursuant to which, on the terms and subject to the conditions set forth therein, each Equity Investor has agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Commitment Letter provides that the Company is an express third-party beneficiary of the Commitment Letter, and, subject to the terms and conditions set forth therein, entitled to enforce the Commitment Letter.

(b) As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Commitment Letter.

(c) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of each Equity Investor to provide the Equity Financing contemplated to be funded on the Closing Date or any contingencies that would permit either Equity Investor to reduce the aggregate principal amount of the Equity Financing contemplated to be funded on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 2.2(a) and Section 2.2(b) are satisfied, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Parent have knowledge as of the date hereof that either Equity Investor will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter, except as set forth in the Commitment Letter.

(d) The Equity Financing, if funded in accordance with the Commitment Letter, shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction on the Closing Date of all of Parent’s obligations under this Agreement and the Commitment Letter to be funded on the Closing Date, including the payment of the Merger Consideration payable on the Closing Date, and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter (such amounts, collectively, the “Financing Amounts”). From and after the Closing Date, Parent, together with the Surviving Corporation, will have sufficient cash on hand or other sources of immediately available funds to enable it to settle conversions or effect repurchases or repayments of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture.

(e) As of the date hereof, the Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Parent and its applicable Affiliates and, to the Knowledge of Parent, any other parties thereto and are in full force and effect. To the Knowledge of Parent, as of the date hereof and assuming the accuracy of the representations and warranties in ARTICLE 3 (subject to all qualifications or limitations on such representations and warranties), no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letter. As of the date hereof, the Commitment Letter has not been modified, amended or altered and none of the respective commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect and, to the Knowledge of Parent, assuming the conditions set forth in Section 2.2(a) and Section 2.2(b) are satisfied, there is no basis for termination, reduction, withdrawal or rescission thereof.

(f) In no event shall the receipt or availability of any funds or financing (including the Equity Financing) by Parent or any of its Affiliates or any other financing be a condition to any of Parent’s obligations under this Agreement.

Section 4.5 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the limited guarantee addressed to the Company from each Equity Investor guaranteeing certain of the payment obligations of Parent and Merger Sub under this Agreement on the terms set forth therein (the “Limited Guarantee”). As of the date hereof, the Limited Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of each Equity Investor, enforceable in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, neither Equity Investor is in default or breach under the terms and conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guarantee. Each Equity Investor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Limited Guarantee.

Section 4.6 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no investigation or review pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to Parent, Merger Sub or any of their respective Affiliates; and (b) there are no Actions pending or, to the Knowledge of Parent, threatened against or affecting Parent, Merger Sub or any of their respective Subsidiaries or any of their respective assets or properties at law or in equity, and there are no Orders of any Governmental Entity against or affecting Parent, Merger Sub or any of their respective Subsidiaries or any of their respective assets or properties.

Section 4.8 Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement (the “Parent Information”) will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.9 Finders or Brokers. Except as set forth on Section 4.9 of the Parent Disclosure Schedules, neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with or on consummation of the Merger or the other transactions contemplated hereby.

Section 4.10 Certain Arrangements. As of the date of this Agreement, except for the Voting Agreements, there are no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, each Equity Investor or any of their Affiliates, on the one hand, and any beneficial owner of outstanding shares of Company Common Stock, any member of the Company’s or its Subsidiaries’ management or board, or any other Affiliate of the Company or its Subsidiaries, on the other hand, relating in any way to the Company, its Subsidiaries or their respective Affiliates, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation or any of its Subsidiaries or Affiliates after the Effective Time.

Section 4.11 Foreign Person. Neither Parent nor Merger Sub is a foreign person within the meaning of title 31 of the Code of Federal Regulations part 800 section 800.224. The transactions contemplated by this Agreement will not (i) constitute an investment, direct or indirect, by a “foreign person,” as defined at 31 C.F.R. § 800.224, that affords the foreign person any access, rights, or involvement in the Company, as described at 31 C.F.R. § 800.211(b), (ii) result in any “foreign person,” as defined at 31 C.F.R. § 800.224, gaining control, as defined at 31 C.F.R. § 800.208, of the Company, or (iii) otherwise constitute a “covered transaction,” as defined at 31 C.F.R. § 800.213.

Section 4.12 Ownership of Common Stock. None of Parent, Merger Sub, either Equity Investor or any of their respective Subsidiaries or Affiliates, or respective directors or officers, beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub, either Equity Investor or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub, either Equity Investor or any of their “affiliates” or “associates” is, or at any time during the three (3) year period prior to the date of this Agreement been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.13 Solvency.

(a) Assuming (i) the satisfaction of the conditions set forth in Section 2.2 and (ii) the accuracy of the representations and warranties in ARTICLE 3 (subject to all qualifications or limitations on such representations and warranties), immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Equity Financing):

(i) the Fair Value of the assets of Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its Subsidiaries’, including the Surviving Corporation and its Subsidiaries, liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis;

(ii) Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due on a non-accelerated basis;

(iii) Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries, on a consolidated basis, shall not have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged thereafter; and

(iv) For the purposes of this Section 4.13, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the transactions contemplated hereby (or any series of related transactions or any other transactions in close proximity with the transactions contemplated hereby) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.

Section 4.14 No Other Representations or Warranties; No Reliance. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, none of the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective representatives by or on behalf of the Company or any of its Subsidiaries. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in ARTICLE 3 and in any other document, agreement or instrument delivered by the Company pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company.

ARTICLE 5

INTERIM OPERATION OF BUSINESS

Section 5.1 Conduct of Company Business During Pendency of Merger.

(a) From and after the date of this Agreement and prior to earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (the “Termination Date”), except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, (iii) as may be expressly contemplated, required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (A) conduct their respective business in all material respects in the ordinary course of business and (B) use its reasonable efforts to (I) preserve intact its business organization, (II) retain its officers and key employees, (III) maintain existing business relationships, including relationships with Material Customers and Material Vendors, and (IV) comply in all material respects with applicable Law; provided, however, that no action taken by the Company or its Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).

(b) From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (w) as may be required by applicable Law, (x) as may be consented to in writing or by electronic transmission by Parent (which consent shall not be unreasonably withheld, delayed or conditioned with respect to Sections 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xii), 5.1(b)(xiii), 5.1(b)(xxii) and 5.1(b)(xxvii) (as it relates to Sections 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xii), 5.1(b)(xiii) and 5.1(b)(xxii))), (y) as may be expressly contemplated, required or permitted by this Agreement or (z) as set forth in Section 5.1 of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), or enter into any agreement with respect to the voting of any such capital stock, except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of the Company’s other wholly-owned Subsidiaries;

(ii) adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interest, except as may be permitted by Section 5.1(b)(vii), and except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary after consummation of such transaction;

(iii) except as required under the existing terms of a Company Benefit Plan (set forth on Section 3.11(a) of the Company Disclosure Schedules), (A) increase or decrease the compensation or other benefits payable or provided to Specified Employees, (B) enter into any employment, consulting, change of control, severance or retention agreement or other compensation or benefit agreement with any current or former Specified Employee, (C) increase or grant any new change of control, severance, retention, pension or other cash, equity or equity-based compensation or benefits in respect of, or accelerate the funding, vesting or payment of any compensation or benefit for, any employees, officers, directors, or independent contractors of the Company or any of its Subsidiaries, or (D) enter into, adopt, materially amend, terminate or materially increase the coverage or benefits available under any Company Benefit Plan (or other compensation or benefit plan, program, policy, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement) other than in the ordinary course of business;

(iv) hire, engage, or terminate the employment, engagement or services of any Specified Employee, other than a termination for cause or due to permanent disability;

(v) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, in any material respect and except as required by GAAP or SEC rule or policy;

(vi) (A) adopt any amendments to the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws or any other similar organizational or governance document other than immaterial amendments to such organizational or governance documents of the Company’s Subsidiaries or (B) adopt any rights plan, “poison pill” or similar agreement with respect to any equity securities of the Company;

(vii) except for transactions among the Company and its Subsidiaries or among the Company’s wholly-owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership or equity or equity-based interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests (including warrants) or take any action to cause to be vested any otherwise unvested Company Equity Award or Warrant (except as otherwise expressly provided by the terms of this Agreement or required by the express terms of any such Company Equity Award or Warrant or Convertible Notes, as appliable, outstanding on the date of this Agreement and made available to Parent), other than (A) issuances of shares of Company Common Stock in respect of any exercise of or settlement of Company Equity Awards or Warrants in accordance with the terms of such Company Equity Award or Warrant, as applicable, outstanding on the date of this Agreement or as may be granted after the date of this Agreement as set forth on Section 5.1(b)(iii) of the Company Disclosure Schedules, and (B) as required by the existing terms of Company Benefit Plans or agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 5.1(b)(ix)(D)) and set forth on Section 5.1(b)(vii)(C) of the Company Disclosure Schedules;

(viii) except for transactions solely among the Company and its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries, purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards, Warrants or Convertible Notes, as applicable, upon the vesting, settlement or sale thereof in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms of such Company Equity Award, Warrant or Convertible Notes, as applicable;

(ix) (A) incur or assume any indebtedness or issue any debt securities, except for (I) any indebtedness solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (II) indebtedness incurred under a revolving facility in the ordinary course of business for working capital purposes in accordance with the Existing Credit Agreement not to exceed $1,000,000 in the aggregate, and (III) indebtedness other than the Existing Credit Agreement and Other Existing Debt incurred by the Company or any of its Subsidiaries pursuant to credit cards utilized, or other short-term debt incurred, by the Company or any of its Subsidiaries in the ordinary course of business for working capital purposes and not to exceed $1,000,000 in the aggregate; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person, except with respect to obligations of the Company or any of the Company’s wholly-owned Subsidiaries; (C) redeem, pay, discharge or satisfy any indebtedness that has a repayment cost, “make whole” amount, prepayment or other similar obligation or (D) (I) cancel the Existing Credit Agreement and the Other Existing Debt or (II) amend or otherwise modify the terms of the Existing Credit Agreement, Other Existing Debt or any agreement relating thereto other than as directed by Parent in accordance with the terms of Section 7.5 or as otherwise agreed in writing by Parent;

(x) sell, assign, lease, license, transfer, convey, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any portion of its material properties or assets, including the capital stock of its Subsidiaries, in each case in excess of $500,000 individually or $1,000,000 in the aggregate, and except (A) Liens pursuant to indebtedness permitted pursuant to Section 5.1(b)(ix)(A)(III), and (B) transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries;

(xi) except for non-exclusive licenses to customers in the ordinary course of business, sell, assign, lease, license, transfer, abandon, allow to lapse, convey, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material Intellectual Property;

(xii) (A) terminate, modify, amend, pledge or waive or fail to exercise, or allow to lapse, any material rights or any renewal or extension option under any Company Material Contract, in a manner that is adverse to the Company and its Subsidiaries, taken as a whole (provided that any of the foregoing actions with respect to a Note Repurchase Agreement shall be deemed adverse to the Company and its Subsidiaries), (B) materially increase the rate of purchasing services from any Material Vendor, (C) enter into any Contract or Lease that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business, or (D) enter into any Contract or Lease that contains (I) any provisions restricting the Company or any of its Subsidiaries or Affiliates

from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or (II) a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the transactions contemplated hereby;

(xiii) institute, settle, pay, discharge, compromise or satisfy (or agree to do any of the preceding with respect to) any Action, other than any Action that involves only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate;

(xiv) incur, make or authorize any capital expenditures in excess of $500,000 in the aggregate;

(xv) propose, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions contemplated hereby, the dissolution of any inactive Subsidiary of the Company or any reorganization solely between or among any of the Company’s wholly-owned Subsidiaries;

(xvi) (A) make, revoke or change any material Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Company and its Subsidiaries or as required by applicable Law, or make or change any material method of accounting for Tax purposes, (B) surrender any claim for a refund of a material amount of Taxes, (C) enter into any closing agreement with respect to material Taxes, (D) file an amended material Tax Return, (E) settle or compromise any material amount of Tax Liability or any audit or proceeding relating to a material amount of Taxes, (F) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material amount of Taxes (other than pursuant to customary automatic extensions of the due date to file a Tax Return obtained in the ordinary course of business), or (G) knowingly fail to pay any material amount of Tax that becomes due and payable (including estimated Tax payments);

(xvii) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, in each case, except for (A) purchases of inventory and supplies in the ordinary course of business or (B) any capital expenditures that are permitted under Section 5.1(b)(xiv));

(xviii) recognize any Union as the representative of any of the employees of the Company or any of its Subsidiaries or negotiate, amend, extend, or enter into any Collective Bargaining Agreement or similar agreement with any Union;

(xix) implement or announce any employee layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions or other such actions that could reasonably be expected to implicate notification requirements pursuant to the WARN Act;

(xx) engage in any transaction with, or enter into any Contract with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xxi) make any loans or advances to any other Person, except for (A) extensions of credit to customers in the ordinary course of business; (B) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance with the Company’s policies related thereto as in effect on the date hereof; (C) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned Subsidiaries of the Company, or (D) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business;

(xxii) purchase any real property or portion thereof or interest therein;

(xxiii) enter into any new line of business;

(xxiv) other than in the ordinary course of business, materially reduce the amount of insurance coverage under existing insurance policies or fail to renew or replace any material existing insurance policies;

(xxv) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(xxvi) amend or otherwise modify the terms of any Warrant (including any change to the exercise price of any Warrant or the treatment of any Warrant in connection with the Merger or the other transactions contemplated hereby); or

(xxvii) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent the Company or its Subsidiaries from taking or failing to take any action that would otherwise be prohibited by Section 5.1(a) to the extent required to establish any policy, procedure or protocol in response to COVID-19 or any COVID-19 Measures so long as, in each case, the Company or its applicable Subsidiary consults in good faith with Parent prior to taking or failing to take such action required by applicable Law.

(d) Nothing contained in this Section 5.1 or elsewhere in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in Section 5.1(a) and Section 5.1(b), the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.2 Conduct of Business of Parent and Merger Sub. From the date of this Agreement until the earlier of (a) the Termination Date and (b) the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of the Consents (or expiration of applicable waiting periods) of the Governmental Entities set forth on Section 2.2(a)(ii) of the Company Disclosure Schedules, Parent and Merger Sub shall not, and shall cause their Subsidiaries and Affiliates not to, acquire or agree to acquire by merger or consolidation with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into a definitive agreement with respect to or the consummation of a Specified Acquisition would reasonably be expected to (i) prevent or prohibit the obtaining of the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the receipt of Consents (or expiration of applicable waiting periods) of the Governmental Entities set forth on Section 2.2(a)(ii) of the Company Disclosure Schedules, or (ii) materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby.

Section 5.3 No Actions Causing Delays. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub shall not (and shall cause their respective Subsidiaries and, in the case of Parent and Merger Sub, their HSR Affiliates, not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

ARTICLE 6

NO SOLICITATION

Section 6.1 No Solicitation; Alternative Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.1, commencing on the date hereof and continuing until the earlier of the Effective Time and the Termination Date, the Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, induce, knowingly encourage or knowingly facilitate the making or submission of any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries to, any Person (other than Parent, Merger Sub or their respective Representatives) relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to an Alternative Acquisition Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 6.1), or afford any Person (other than Parent, Merger Sub or their respective Representatives) access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries for the purpose of encouraging, inducing or facilitating or otherwise relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to an Alternative Acquisition Proposal, (iii) approve, endorse or recommend any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, or (iv) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted hereunder). Except as expressly permitted by this Section 6.1, commencing on the date hereof and continuing until the earlier of the Effective Time and the Termination Date, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its other Representatives to, (A) immediately following the execution of this Agreement, cease and cause to be terminated any solicitations, discussions or negotiations with any Person and its Representatives (other than Parent, Merger Sub and their respective Representatives) relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, (B) immediately following the execution of this Agreement, cease providing any information with respect to the Company or its Subsidiaries to any Person or its Representatives relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal and (C) promptly (but in no event later than forty-eight (48) hours following the execution of this Agreement) terminate all access granted to any Person and its Representatives (other than Parent, Merger Sub and their respective Representatives) to any physical or electronic data room (or any other diligence access), and request that each Person (other than Parent and Merger Sub) that has executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, return or destroy all confidential information regarding the Company and its Subsidiaries in accordance with the applicable confidentiality agreement. Commencing on the date hereof and continuing until the earlier of the Effective Time and the Termination Date, the Company shall enforce to the fullest extent permitted under applicable Law, and will not waive, release, terminate, assign or modify any standstill provision or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board; provided, that the Company may waive a standstill or similar agreement solely to the extent necessary to allow for an Alternative Acquisition Proposal to be made to the Company Board in a confidential manner so long as (I) the Company notifies Parent thereof (including the circumstances related thereto and the identify of such counterparty) concurrently with granting any such waiver and (II) the Company Board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (x) would prohibit the counterparty from making an Alternative Acquisition Proposal to the Company Board and (y) would be inconsistent with directors’ fiduciary duties to the stockholders of the Company under Delaware Law.

(b) Notwithstanding anything in Section 6.1(a) to the contrary, at any time prior to the receipt of the Company Stockholder Approval, if the Company receives a bona fide written Alternative Acquisition Proposal from a third party that was not solicited or received in response to, or as a result of, a breach of Section 6.1(a), (i) the Company and its Representatives may contact the third party making such Alternative Acquisition Proposal solely to clarify the terms and conditions thereof, and (ii) if the Company Board determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by clause (A) or clause (B) of this Section 6.1(b) would be inconsistent with directors’ fiduciary duties under Delaware Law, then the Company may: (A) engage in discussions or negotiations with such third party (including its Representatives and potential equity and debt financing sources) with respect to such Alternative Acquisition Proposal, and (B) furnish nonpublic information to such third party making such Alternative Acquisition Proposal (and its Representatives and potential equity and debt financing sources) if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement with the Company; provided, that the Company provides to Parent and Merger Sub (and their respective Representatives) any information or data that is provided to such third party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such third party (and, for the avoidance of doubt, in any event within twenty-four (24) hours).

(c) Notwithstanding anything herein to the contrary, the Company agrees that any violation of the restrictions set forth in this ARTICLE 6 by any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement by the Company. The Company will not authorize, direct or knowingly permit any Representative of the Company or its Subsidiaries to breach this ARTICLE 6, and, upon becoming aware of any breach or threatened breach of this ARTICLE 6 by a Representative of the Company, the Company shall use its reasonable best efforts to stop such breach or threatened breach.

Section 6.2 Notices. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing (including, for this purposes, via electronic mail) of any offer, proposal, inquiry or request that constitutes, or could reasonably be expected to result in or lead to, an Alternative Acquisition Proposal received by the Company or any of its Affiliates or their respective Representatives which shall identify the material terms and conditions thereof, and the Person or group of Persons making such offer, proposal inquiry or request and include true, correct and complete (unredacted) copies of all documents and other written materials containing any substantive terms relating to such offer, proposal inquiry or request (including any letter of intent, term sheet or draft or definitive agreement). The Company shall keep Parent fully informed on a prompt (and in any event within twenty-four (24) hours) basis of the status or material developments (including all amendments or proposed amendments, whether or not in writing) with respect to, or any material change to the terms of, any such offer, proposal, inquiry or request that constitutes, or could reasonably be expected to result in or lead to, an Alternative Acquisition Proposal (it being understood that any change to the financial terms of such offer, proposal, inquiry or request shall be deemed a material change), including by promptly (and in any event within twenty-four (24) hours) providing true, correct and complete copies of any letter of intent, term sheet, draft or definitive agreement or additional written materials containing any substantive terms relating to such offer, proposal inquiry or request received by the Company, any of its Affiliates or any of their respective Representatives with respect to such offer, proposal, inquiry or request (provided that the Company may provide Parent a redacted copy of any debt commitment fee letter, to the extent unredacted copies thereof are not made available to the Company). Without limiting the parties’ rights and obligations under Section 7.3(e), it is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under Section 6.1(b) and undertaken in compliance with Section 6.1(a) and Section 6.1(b), shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement.

ARTICLE 7

COVENANTS AND AGREEMENTS

Section 7.1 General Efforts to Complete Merger. Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use their reasonable best efforts to take (or cause to be taken) all actions, and promptly do (or cause to be done) and assist and cooperate with the other Party or Parties in doing (or causing to be done) all things, in each case that are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (subject to the terms of this Agreement) and in any event prior to the End Date, including using reasonable best efforts for (a) delivering all required notices or the obtaining of all necessary actions or nonactions, authorizations, permits, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (collectively, “Consents”) as set forth on Section 2.2(a)(ii) of the Company Disclosure Schedules, (b) obtaining all Consents from third parties that may be necessary, advisable or reasonably requested by Parent to consummate the Merger and other transactions contemplated by this Agreement, (c) defending of any lawsuits or other legal proceedings through the End Date, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (d) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries or Parent or any of its Subsidiaries be required to pay (and without the consent of Parent, none of the Company nor any of its Subsidiaries shall pay or agree to pay) prior to the Effective Time any fee, penalty or other consideration to any third party for any Consent required for or triggered by executing this Agreement or the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise; provided, further, that this Section 7.1 shall not apply to Company Approvals and Parent Approvals from any Governmental Entities, which is subject to Section 7.2, and nothing in this Section 7.1 shall modify or supersede any of the obligations, limitations or restrictions set forth in Section 7.2. For purposes of clarity, Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement, including, but not limited to, immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 7.2 Governmental Approvals.

(a) Subject to the terms and conditions herein provided, the Company and its Subsidiaries and Parent and its Subsidiaries (including Merger Sub) shall (i) promptly, but in no event later than fifteen (15) Business Days after the date of this Agreement, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and take all other actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable after the date of this Agreement, (ii) as soon as practicable after the date hereof file any and all notification and report forms required under other applicable Antitrust and Foreign Investment Laws with respect to the Merger and the other transactions contemplated by this Agreement, and take all other actions necessary to obtain clearances or approvals or cause the expiration or termination of any applicable waiting periods under applicable Antitrust and Foreign Investment Laws as soon as practicable after the date of this Agreement, (iii) cooperate with each other in promptly making all such filings and timely obtaining all such Consents, (iv) promptly make an appropriate response to any request by a Governmental Entity for any additional information or documents pursuant to any Law, and (v) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, or any other Governmental Entity or other Person may assert under any Law (including in connection with the Company Approvals and Parent Approvals) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable after the date of this Agreement; provided, however, that none of the Company, Parent, Merger Sub or any of their respective Affiliates shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) (A) offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of any Person, including Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand; or (B) take (or refrain from taking) any other action or accept or otherwise agree to any other restrictions on the activities of any Person, including Parent and Merger Sub (and their respective Affiliates), on the one hand, and the Company and its Subsidiaries, on the other hand, if such action or restriction that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or financial condition of the Company and its Subsidiaries, or Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries after Closing), taken as a whole, following the Merger. In the event that any information in the filings submitted pursuant to this Section 7.2 or any such supplemental information furnished in connection therewith is deemed confidential by either Party, the Parties shall maintain the confidentiality of the same, and the Parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view. Except as expressly contemplated by the Commitment Letter, nothing in this Section or any other provision of this Agreement shall require any investment funds or investment vehicles affiliated with, or managed, or advised by entities affiliated with the Parent, to agree or otherwise be required to take any action (it being understood that nothing in the Commitment Letter requires any investment funds or investment vehicles affiliated with, or managed, or advised by entities affiliated with the Parent to agree to or otherwise take any action with respect to the Parent’s and its Subsidiaries’ obligations under Section 7.2).

(b) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 7.2, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the

Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The Company agrees not to participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the proposed transactions unless it consults with the Parent and Merger Sub in advance and, to the extent not prohibited by such Governmental Entity, gives the Parent and Merger Sub the opportunity to attend and participate.

(c) In furtherance and not in limitation of the other covenants of the parties contained in this Section 7.2, but subject to Section 7.2(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and, subject to Section 7.2(a), shall contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 7.3 Company Stockholder Approval.

(a) The Company shall prepare and, within twenty five (25) Business Days after the date hereof, file with the SEC a preliminary Proxy Statement; provided, however, that the Company shall not be in breach of this Section 7.3(a) to the extent that any delay in filing the preliminary Proxy Statement is primarily caused by Parent or Merger Sub’s failure to comply with their obligations under this Section 7.3(a) in any material respects. The Parties shall use their respective commercially reasonable efforts to cooperate with each other in the preparation of the preliminary Proxy Statement and furnish all information concerning itself and its Affiliates that is required in connection with the preparation of the preliminary Proxy Statement. Subject to applicable Law, and notwithstanding anything in this Agreement to the contrary, prior to the filing of the preliminary Proxy Statement (or any amendment or supplement thereto), or any dissemination of the Proxy Statement (or any amendment or supplement thereto) to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review such document or response, and the Company shall consider in good faith any reasonable comments proposed by Parent. The Company shall respond promptly to any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (or any amendment or supplement thereto). The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the preliminary or final Proxy Statement (or any amendment or supplement thereto) or for additional information and shall supply Parent with true, correct and complete copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the preliminary or final Proxy Statement (or any amendment or supplement thereto) or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) any information relating to Parent, Merger Sub or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent (solely with respect to the Parent Information or other information relating to Parent or its Affiliates, officers or directors) or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party or Parties hereto (as the case may be) and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement, the “Clearance Date”).

(b) Subject to the terms of Section 7.3(e), the Company shall take all action necessary in accordance with applicable Law, the rules and regulations of NASDAQ and the certificate of incorporation and bylaws of the Company to promptly set a record date for, duly give notice of, convene and following the mailing of the Proxy Statement hold a meeting of its stockholders as soon as reasonably practicable following the Clearance Date for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”); provided, however, that in no event shall the Company be required to hold the Company Stockholder Meeting prior to the fortieth (40th) day following the Clearance Date. Unless the Company shall have made a Change of Recommendation in accordance with Section 7.3(e) and Section 7.3(f), the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholder Meeting (including by soliciting proxies in favor of the adoption of this Agreement). Within five (5) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two (2) weeks), the Company shall (in consultation with Parent) conduct a “broker search” and consult with Parent regarding the record date for the Company Stockholder Meeting prior to setting such date. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by applicable Law (including any requirement of Law in connection with any rescheduling, postponement or adjournment of the Company Stockholder Meeting that is permitted hereunder). The Company agrees that, unless this Agreement is terminated pursuant to Section 8.1, its obligations pursuant to this Section 7.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Alternative Acquisition Proposal or the making of a Change of Recommendation. The Company shall provide regular updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results).

(c) The Company may adjourn or postpone the Company Stockholder Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained or (iv) with the prior written consent of Parent; provided, that, without Parent’s prior consent, the Company shall (x) not adjourn the Company Stockholder Meeting to a date that is more than fifteen (15) days past the originally scheduled date for each adjournment and (y) only be permitted to effect up to two (2) adjournments or postponements. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement and a proposal to approve an adjournment of the Company Stockholder Meeting, if such adjournment is permitted by this Agreement, shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

(d) Except as expressly permitted in Section 7.3(e) and Section 7.3(f), the Company Board shall not (i) withdraw, withhold or qualify (or amend or modify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw, withhold or qualify (or amend or modify in any manner adverse to Parent or Merger Sub), the Company Recommendation (it being understood that it shall be considered a modification adverse to Parent if (A) any Alternative Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (B) any Alternative Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within five (5) Business Days of such public announcement providing that the Company Board reaffirms the Company Recommendation, (ii) adopt, approve, endorse, recommend or declare advisable any Alternative Acquisition Proposal (or propose to adopt, approve, endorse, recommend or declare advisable any Alternative Acquisition Proposal), (iii) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation more than once with respect to any Alternative Acquisition Proposal unless such Alternative Acquisition Approval is subsequently publicly modified in any material respect, in which case, Parent may make such request once each time such a material modification is made), (iv) fail to recommend against any Alternative Acquisition Proposal that is a tender or exchange offer subject to Rule 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within the earlier of three (3) Business Days prior to the Company Stockholder Meeting and ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer or take any other action or make any other recommendation or public statement in connection with a tender offer, (v) fail to include the Company Recommendation in the Proxy Statement or (vi) resolve to effect or publicly announce an intention to effect any of the foregoing (any such action described in the foregoing clauses (i) through (vi), a “Change of Recommendation”).

(e) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect a Change of Recommendation and/or cause the Company to terminate this Agreement pursuant to Section 8.1(c)(iii) in response to a Superior Proposal received by the Company at any time after the date of this Agreement that has not been subsequently withdrawn; provided that (i) the Company Board shall have determined in good faith (after consultation with its outside legal and financial advisors) that such Alternative Acquisition Proposal constitutes a Superior Proposal and that the failure to effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(c)(iii) in response thereto would reasonably be expected to be inconsistent with directors’ fiduciary duties under Delaware Law, (i) the Company shall have given Parent at least four (4) Business Days prior written notice (the “Board Recommendation Notice Period”) of the Company’s intention to effect a Change of Recommendation or terminate this Agreement in response to such Superior Proposal and the basis for its determinations described in the foregoing clause (i), which notice shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a true, correct and complete copy of any proposed agreement(s) relating to such Superior Proposal, (iii) the Company shall have complied in all material respects with its obligations pursuant to ARTICLE 6 and this Section 7.3, (iv) during the Board Recommendation Notice Period, to the extent Parent desires to negotiate, the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives with respect to the terms and conditions of this Agreement or the Commitment Letter so that such Alternative Acquisition Proposal would cease to constitute a Superior Proposal, (v) following the Board Recommendation Notice Period, the Company Board (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) shall have determined that such Alternative Acquisition Proposal continues to constitute a Superior Proposal and the failure of the Company Board to effect such a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(c)(iii) in response to such Superior Proposal would reasonably be expected to be inconsistent with directors’ fiduciary duties under Delaware Law and (vi) in the event of a termination of this Agreement in order to cause the Company to enter into a definitive agreement with respect to such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.1(c)(iii), including paying the Company Termination Fee. In the event of any material amendments or modifications to such Alternative Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.3(e) with respect to such new written notice (it being understood that the Board Recommendation Notice Period in respect of such new written notice will instead be equal to the longer of (x) two (2) Business Days and (y) the period remaining under the Board Recommendation Notice Period immediately prior to the delivery of such new written notice).

(f) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, other than in connection with a bona fide Alternative Acquisition Proposal (which shall be the subject of Section 6.1(b)), at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect a Change of Recommendation in response to an Intervening Event if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Delaware Law; provided, however, that (i) the Company shall have given Parent at least four (4) Business Days prior written notice (the “Intervening Event Notice Period”) of the Company’s intention to effect a Change of Recommendation in response to such Intervening Event and the basis for its determination that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with directors’ fiduciary duties under Delaware Law, which shall include a description in reasonable detail of the applicable Intervening Event, and (ii) during the Intervening Event Notice Period, to the extent that Parent desires to so meet and negotiate, the Company and its Representative shall have negotiated in good faith with Parent and its Representatives during the Intervening Event Notice Period to discuss the Intervening Event and any adjustments or revisions to the terms and conditions of this Agreement of this Agreement proposed by Parent in response thereto to obviate the need to effect a Change of Recommendation, and following the Intervening Event Notice Period, the Company Board, after consultation with the Company’s outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement, shall have again determined that the failure of the Company Board to make such a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with directors’ fiduciary duties under Delaware Law; provided, further, that each time any material amendment or modification to the Intervening Event occurs, the Company shall notify Parent of such amendment or modification in writing and the Intervening Event Notice Period shall instead be equal to the longer of (x) two (2) Business Days and (y) the time period remaining under the Intervening Event Notice Period immediately prior to the delivery of the notice of amendment or modification.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or rules and policies of NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would reasonably be expected to be inconsistent with the exercise of the directors’ fiduciary duties under Delaware Law; provided, however, that (A) any such statement or disclosure pursuant to this Section 7.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 7.3, and (B) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Change of Recommendation other than in accordance with Section 7.3(e) and Section 7.3(f); provided, further that any such statement or disclosure (other than a “stop, look and listen” communication pursuant to Rule 14d-9 under the Exchange Act) shall be deemed a Change of Recommendation unless the Company Board expressly reaffirms the Company Recommendation in such disclosure and expressly rejects any applicable Alternative Acquisition Proposal.

Section 7.4 Parent Financing.

(a) In the event that all conditions contained in the Commitment Letter (other than those conditions that by their nature are to be satisfied at Closing) have been satisfied, Parent shall cause each Equity Investor to comply with its obligations under the Commitment Letter, including to fund the Equity Financing on the Closing Date, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby.

(b) Parent shall not without the prior written consent of the Company permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy: (i) adversely affects the ability of Parent to enforce its respective rights against other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its respective rights against the other parties to the Commitment Letter as in effect on the date of this Agreement or (ii) otherwise would reasonably be expected to materially hinder, delay or prevent the Closing. Parent shall promptly deliver to the Company true, correct and complete copies of any written amendment, modification, waiver or replacement relating to the Equity Financing promptly upon execution thereof.

(c) Parent shall provide the Company with prompt written notice of any material breach, default, termination, cancellation or repudiation by any party to the Commitment Letter relating to the Equity Financing contemplated to be funded on Closing of which it becomes aware. The foregoing notwithstanding, compliance by Parent with this Section 7.4 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Equity Financing is available.

(d) Parent may take, or cause to be taken, certain actions, and do, or cause to be done, certain things necessary, proper or advisable to arrange and consummate debt financing in connection with the transactions contemplated hereby (the “Debt Financing”), including, if applicable, negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”). Parent shall promptly deliver to the Company true, correct and complete copies of any Definitive Agreements relating to any Debt Financing promptly upon execution thereof. The foregoing notwithstanding, the Debt Financing is not a condition to Parent’s or Merger Sub’s obligations under, and shall not relieve either Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement, whether or not any Debt Financing is available and, even if Definitive Agreements are entered into by Parent, whether or not the Debt Financing contemplated by such Definitive Agreements, is funded.

(e) From and after the date of this Agreement and prior to the Closing Date, to the extent Parent seeks Debt Financing (except with respect to Section 7.4(e)(iv), with respect to which the Company shall use its reasonable best efforts to provide regardless of whether any such Debt Financing is sought), the Company shall use its reasonable best efforts, and shall cause its Subsidiaries (and their respective Representatives) to use reasonable best efforts, to provide customary cooperation to Parent and Merger Sub, in each case, at Parent’s sole cost and expense, as is customary any such Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates or cause the Company to not be able to comply with its obligation in Section 7.3(a) of this Agreement), including using reasonable best efforts to:

(i) furnish Parent any pertinent financial and other information with respect to the Company that is customarily required for completion of any such Debt Financing, including, but not limited to, the Required Financial Information;

(ii) participate in a reasonable and limited number of investor and lender meetings (including one-on-one meetings and calls that are requested in advance with or by any parties acting as lead arrangers or agents for, and prospective lenders of, any Debt Financing), presentations, and due diligence sessions at reasonable times and with reasonable advance notice (which meetings, presentations and due diligence sessions may be virtual);

(iii) provide reasonable and customary assistance to Parent and the Debt Financing Sources in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, and ratings agency presentations to obtain reasonable and customary corporate and facilities credit ratings (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) for the Debt Financing;

(iv) so long as requested by Parent at least six (6) days prior to the Closing Date, provide at least four (4) days prior to the Closing Date, all documentation and other information relating to the Company or any of its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;

(v) assist in the preparation of, and executing and delivering at Closing, Definitive Agreements (including schedules thereto), including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, a customary solvency certificate, perfection certificates and other customary documents and instruments as may be reasonably requested by Parent in writing and, in each case, necessary and customary as may be required by such Debt Financing; provided, that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing;

(vi) taking reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing; and

(vii) cooperating in satisfying the conditions precedent set forth in any Definitive Agreement relating to the Debt Financing to the extent satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries.

(f) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 7.4 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing, except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing, (ii) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of customary authorization letters and representation letters referenced above), (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee (unless Parent has advanced to the Company the funds required to pay such commitment or other similar fee) or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing (unless promptly reimbursed by Parent), (iv) cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) conflict with any Laws, (vi) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Affiliates is a party (other than any Company Material Contract entered into for purposes of evading this covenant), (vii) provide access to or disclose information that the Company or any of its Affiliates reasonably determines would jeopardize any attorney-client privilege, or (viii) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 7.4 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall promptly reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 7.4 and any information used in connection therewith (other than any information provided by the Company and its Subsidiaries for use in connection therewith), except with respect to any losses suffered or incurred as a result of the bad faith, gross negligence or willful misconduct by the Company or any of its Subsidiaries.

(g) The Parties hereto acknowledge and agree that the provisions contained in this Section 7.4 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the Equity Financing or the arrangement of any Debt Financing to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Equity Commitment Letter shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Equity Financing or any Debt Financing) by Parent or any of its Affiliates or any other financing be a condition to any of Parent’s obligations under this Agreement.

(h) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 7.4 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Equity Financing or any Debt Financing subject to such Person agreeing to be bound by the Confidentiality Agreement as if it were a party thereto or such Person otherwise being subject to other customary confidentiality arrangements.

(i) The Company hereby consents to the use of the logos of the Company and its Subsidiaries by Parent in connection with the Debt Financing solely in connection with a description of the Company, its business, and products or the merger; provided, however, that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or its Subsidiaries or their reputation or goodwill.

Section 7.5 Convertible Notes; Note Repurchase Agreements; Existing Credit Agreement.

(a) If requested by Parent, the Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, in each case in accordance with the terms of the Convertible Notes Indenture, use their reasonable best efforts to solicit the repurchase of Convertible Notes from any of the Convertible Note Holders (or their respective successors or assigns) on substantially similar terms as the form of Note Repurchase Agreement set forth on Section 3.18 of the Company Disclosure Schedules, or such other terms satisfactory to Parent, and enter into agreements substantially in the form of such Note Repurchase Agreement(s) in order to consummate such repurchase; provided, that any such repurchase shall be subject to and only effective upon the occurrence of the Closing and from funds provided by Parent to the Company or paid directly by Parent to the counterparty to the Note Repurchase Agreement. The Company shall (i) enforce, to the fullest extent permitted under applicable Law, each Note Repurchase Agreement and each other repurchase agreement entered into pursuant to this Section 7.5(a) and (ii) comply with any instructions of Parent to assign its rights and obligations under any Note Repurchase Agreement or any other repurchase agreement entered into pursuant to this Section 7.5(a) to Parent or any Affiliate of Parent.

(b) Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Convertible Notes Indenture and applicable Law, including SEC rules and regulations, one or more offers to purchase, including any offer in connection with a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms, or any similar terms, are defined in the Convertible Notes Indenture), any tender offer or any exchange offer, any other purchase of the outstanding Convertible Notes, and/or to conduct a consent solicitation in coordination with the Company, if any (each, a “Debt Offer” and collectively, the “Debt Offers”) with respect to any or all of the outstanding aggregate principal amount of the Convertible Notes in connection with the Merger and the other transactions contemplated hereby; provided, that the closing of any such Debt Offer shall not be consummated prior to the Effective Time. Parent and Merger Sub shall keep the Company reasonably informed of any Debt Offers commenced prior to Closing, including the timing and commencement of any Debt Offers and any tender deadlines. Parent and Merger Sub shall not be permitted to commence any Debt Offer until Parent shall have provided to the Company the necessary offer to purchase, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or Merger Sub to holders of the Convertible Notes (collectively, the “Debt Offer Documents”) at least three (3) Business Days in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). In no event shall the Company or any of its Subsidiaries be required to incur any financing or provide assistance in obtaining any financing for a Debt Offer; it being understood and agreed that no such Debt Offer shall delay the Closing beyond the date that it is required to occur under this Agreement. The closing of the Debt Offers will be expressly conditioned on the occurrence of the Closing. The consummation of the Debt Offer with respect to the Company Notes shall not be a condition to Parent’s or Merger Sub’s obligations to consummate the transactions contemplated by this Agreement and shall not relieve either Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement, whether or not any Debt Offer occurs or closes and, even if Debt Offer Documents are entered into by Parent, whether or not the Debt Offer contemplated by such Debt Offer Documents, closes.

(c) If requested by Parent, the Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, in each case in accordance with the terms of the Convertible Notes Indenture, use their reasonable best efforts to execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such persons in connection with such supplemental indenture(s) in order to make any changes to the Convertible Notes Indenture as described in the Debt Offer Documents as may be necessary or desirable in connection with the Merger and the other transactions contemplated hereby. Prior to the Effective Time, if requested by Parent, in addition to Parent commencing Debt Offers for the Convertible Notes, the Company shall give any notices and take all actions permitted under the terms of the Convertible Notes, the Convertible Notes Indenture or under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include, without limitation, the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, (iii) taking all such further actions, including, without limitation, delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement and (iv) using reasonable best efforts to prepare and deliver all other documents under the Convertible Notes Indenture (as may be amended in accordance with any Debt Offer) (including any officer’s certificates and legal opinions) to issue notices of redemption to the extent contemplated by such amendments (conditioned upon consummation of the Closing, if issued prior to the Closing) for such Convertible Notes in accordance with the Convertible Notes Indenture providing (x) for the redemption of such Convertible Notes on the Closing Date (or such later date as may be specified by Parent) or (y) for satisfaction and discharge of the Convertible Notes and the Convertible Notes Indenture on the Closing Date, in each case, pursuant to the requisite provisions of the Convertible Notes Indenture (as may be amended in accordance with any Debt Offer) (subject to the consummation of the Closing, if sent prior to the Closing) (the “Redemption” and, together with the Debt Offers, the “Repayments”). Notwithstanding anything to the contrary in this Section 7.5, but subject to the terms of the Convertible Notes Indenture, nothing herein shall require the Company to make any payment (other than any cash interest that would otherwise be payable) with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(d) The Company shall provide Parent and its counsel not less than three (3) Business Days to review and comment on any notices, certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the delivery thereof and shall consider all reasonable comments provided by Parent and its counsel with respect thereto.

(e) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and without limitation to the other provisions of this Section 7.5, the Company shall take all such actions as may be required by the terms of applicable Law, including the giving of any written notices or communication in connection with the Merger. The Company shall provide Parent and its counsel reasonable time and opportunity to review any such written notice or communication prior to the delivery thereof and shall consider all reasonable comments provided by Parent and its counsel with respect thereto.

(f) Subject to the terms and conditions of this Section 7.5, the Company will provide and will use reasonable best efforts to have its Representatives and Subsidiaries provide all cooperation reasonably requested by Parent in connection with the execution of any supplemental indentures or amendments.

(g) The Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation, at Parent’s sole cost and expense, reasonably requested by Parent or Merger Sub in connection with this Section 7.5, including by (i) causing the applicable trustee to agree to proceed with any Repayment, (ii) waiving any conditions to any Repayment as may be reasonably requested by Parent that may be legally waived and may be waived under the terms of the Convertible Notes Indenture (and not, without the written consent of Parent, waive any condition to any Repayment or make any changes to any Repayment unless required by the Convertible Notes Indenture or by Law), (iii) commencing any Repayment on such terms and conditions, including pricing terms and amendments to the terms and provisions of the Convertible Notes Indenture, that are specified, from time to time, by Parent or Merger Sub, (iv) in connection with any consent solicitations, assuming the applicable requisite consents are received, executing (and using reasonable efforts to cause the applicable trustee or lender to execute) supplemental indentures to the applicable indenture promptly after the requisite consents are obtained, provided, that such supplemental indentures will not become operative prior to the Closing Date, (v) upon the request of Parent, extending the offer period or consent period applicable to any Repayment to a date selected by Parent in accordance with the terms of the Convertible Notes Indenture and a Repayment in the event that any tender offer or consent solicitation in connection with a Repayment is commenced by the Company at the request of Parent; provided, that in no event will the Company or any of its Subsidiaries be required to settle any Repayment or make any consent payment prior to the Closing Date, unless Parent funds the settlement of such Repayment and makes any consent payment therewith to satisfy any obligations of the Company to the debt holders of the Company or any of its Subsidiaries that may arise as a result of such Repayment; provided, further that any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with such Repayment will be selected by Parent after consultation with the Company, and (vi) if requested by Parent, causing its legal counsel to provide all customary legal opinions required in connection with any of the transactions contemplated by this Section 7.5 to the extent such legal opinions are required to be delivered before the Closing Date. The cooperation and other obligations contemplated by this Section 7.5 shall not require (A) the Company to cooperate with respect to any Repayment that would reasonably be expected to be inconsistent with applicable Laws or (B) the Company’s legal counsel to give any opinion that, in the opinion of such legal counsel, does not comply with applicable Laws.

(h) On or after May 15, 2024 and if reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, in each case, use their reasonable efforts to obtain the document contemplated by Section 7.4(h) of the Company Disclosure Schedules.

Section 7.6 Interim Access to Company. Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (collectively, “Representatives”) reasonable access, solely for purposes of effectuating or consummating the Merger and the other transactions contemplated hereby or integration and transition planning relating thereto, during normal business hours, on reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties (including the Leased Real Property), contracts, commitments, personnel, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or any Alternative Acquisition Proposal or Superior Proposal. Nothing in this Section 7.6 shall be construed to require the Company or any of its Subsidiaries or their respective Representatives to prepare any reports, analyses, appraisals or opinions to Parent, its Subsidiaries or their respective Representatives if the Company or its Subsidiaries would incur any out-of-pocket costs in excess of $20,000 in connection with the preparation of any such reports, analyses, appraisals or opinions unless Parent otherwise agrees to reimburse the Company and its Subsidiaries for such excess out-of-pocket costs; provided, however, that the preparation of such reports, analyses, appraisals or opinions does not unreasonably interfere with the operations of the Company and its Subsidiaries. The Company may provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall not be required to afford such access or furnish such information if it would (a) materially and unreasonably disrupt the operations of the Company or any of its Subsidiaries, (b) cause the loss of attorney-client (or other legal) privilege or trade secret protection to the Company or any of its Subsidiaries, (c) result in the disclosure of any information to be used in connection with any litigation or similar dispute between the Parties hereto or (d) would constitute a violation of any applicable Law; provided, that the Company shall give notice to Parent of the fact that it is withholding such information or access and shall use reasonable efforts to allow the disclosure of such information (or as much of such information as reasonably possible) in a manner that does not (i) in the case of clause (b), result in the loss of any such privilege or protection, (ii) in the case of clause (c), result in the disclosure of any such information and (iii) in the case of clause (d), result in a violation of applicable Law. Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Notwithstanding anything to the contrary herein, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, initiate contact with any employee of the Company or any of its Subsidiaries not involved in the negotiation of this Agreement and the transactions contemplated hereby or integration from and after the Effective Date (provided, that, the foregoing shall not apply to any director or officer of the Company or any Company Knowledge Party), or any customer, technology or other partner, vendor or supplier of the Company or its Subsidiaries in connection with the Merger or any of the other transactions contemplated hereby, in each case, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 7.6 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

Section 7.7 Employee Matters.

(a) Change in Control. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans set forth in Section 7.7(a) of the Company Disclosure Schedules will occur at the Effective Time.

(b) Company Benefit Plans. From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans then in effect as required by their terms (it being understood that nothing in this Agreement shall be deemed to prohibit the Surviving Corporation, Parent or its Affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms).

(c) Post-Closing Protection Period. For the period commencing on the Effective Time and ending on the first (1st) anniversary of the Effective Time (or, if shorter, the applicable Company Employee’s period of employment) (such period, the “Continuation Period”), Parent shall cause the Surviving Corporation or its Affiliates to provide to each current employee of the Company and its Subsidiaries as of the Effective Time who remains so employed immediately after the Effective Time (each, a “Company Employees”) (i) annual base salary or base hourly wage rate (as applicable) and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities but excluding change of control, retention-related, and equity-based opportunities) that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time, and (ii) broad-based employee retirement, health, and welfare benefits (excluding, without limitation, defined benefit, retiree medical, non-qualified deferred compensation, long-term incentive, retention-related, change of control, and equity and equity-based compensation) that are substantially comparable in the aggregate to those that were provided to the Company Employee immediately before the Effective Time; provided, however, that nothing set forth in this Section 7.7 will require Parent to provide compensation in the form of equity or equity-based compensation. Without limiting the generality of the foregoing, Parent shall cause the Surviving Corporation or its applicable Affiliate to provide to each Company Employee whose employment terminates during the Continuation Period under circumstances that would give rise to cash severance pay or benefits under the existing terms of the Company Benefit Plans set forth on Section 3.11(a) of the Company Disclosure Schedules and designated thereon as a severance plan, policy or practice (the “Company Severance Plans”), cash severance pay equal to the cash severance pay provided under the Company Severance Plans.

(d) Service Crediting. For all purposes of vesting, eligibility to participate and level of benefits under the corresponding employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (including, but not limited to, participating and vesting in employer 401(k) plan contributions, severance, vacation/paid time off and for any other purposes as may be required under applicable Law); provided, however, that the foregoing shall not apply with respect to any defined benefit pension benefits or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and vision insurance benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent such amounts were credited to such person for the same purpose under the Old Plan.

(e) No Employment Commitments. Without limiting the generality of Section 9.12, the provisions of this Section 7.7 are solely for the benefit of the Parties to this Agreement, and no current or former officer, director, employee or independent contractor or any other Person shall be a third-party beneficiary of this Agreement. Nothing herein shall (i) be construed as an amendment to, or the establishment, modification or termination of, any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (ii) limit the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan or other compensation or benefit plan program, policy, practice, agreement, or other arrangement, or (iii) guarantee to any officer, director, employee, independent contractor or any other Person any right to employment or engagement, or continued employment or engagement for any period of time, or any term or condition of employment or engagement, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries, to terminate the employment or engagement of any officer, director, employee, or independent contractor.

Section 7.8 Indemnification and Insurance.

(a) Parent, Merger Sub and the Company agree that all indemnification or other similar agreements between any current or former directors, officers or employees, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case in effect on the date hereof as set forth on Section 7.8(b) of the Company Disclosure Schedules and made available to Parent prior to the date hereof (the “Existing Indemnification Agreements”), shall survive the consummation of the Merger and remain in full force and effect in accordance with their respective terms. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws or similar organizational documents of the Company and any Subsidiaries of the Company as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.8.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent provided in the governing and organizational documents of the Company and its Subsidiaries as in effect on the date hereof and any applicable Existing Indemnification Agreement, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by applicable Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, in all cases, solely to the extent provided in the governing and organizational documents of the Company and its Subsidiaries as in effect on the date hereof. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) Prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on the Company’s current policies of directors’ and officers’ liability insurance on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the aggregate cost of such “tail” policy shall not exceed 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for directors’ and officers’ liability insurance hereunder.

(d) The provisions of this Section 7.8 shall survive the consummation of the Merger for a period of six (6) years after the Effective Time and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.8.

Section 7.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover Law (including Section 203 of the DGCL) shall become or is deemed to become applicable to the Company, the Merger or the other transactions contemplated hereby, then the Company’s Board of Directors shall grant such approvals and take any and all such actions necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.10 Public Announcements. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement. Subject to Section 6.1, prior to the issuance of a press release or other public statement or comment relating to this Agreement (including any proposed termination hereof) or the transactions contemplated hereby, the Company, Parent and Merger Sub shall consult with each other and provide each other with the opportunity to review and comment on any press release or other public statement or comment relating to this Agreement or the transactions contemplated herein, and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or the listing rules of any national securities exchange or as may be requested by a Governmental Entity; provided, however, that the restrictions in this Section 7.10 shall not apply (a) subject to Section 6.1 and Section 7.3, to any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation by the Company Board, (b) to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers, financing sources and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business, (c) in connection with any dispute between the Parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (d) statements made by the Company or Parent, Merger Sub or their respective Affiliates in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements are consistent with information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 7.10.

Section 7.11 Other Investors. Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person, other than each Equity Investor and its Affiliates, to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such acquisition of equity interests (or rights to obtain such equity interests) would reasonably be expected to (a) delay in any material respect the obtaining of, or increase in any material respect the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (b) increase in any material respect the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (c) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise.

Section 7.12 Management. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any Representative (acting at its direction) to, directly or indirectly, have any formal or informal discussions, or directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any director, officer or employee of the Company or any of its Subsidiaries relating to (a) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (b) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, following the Effective Time or (c) any directorship, employment, consulting arrangement or other similar association with Parent, the Company or any parent company thereof, or Affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.

Section 7.13 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and the SEC to enable the de-listing by the Surviving Corporation of the Company Common Stock, and the public Warrants from NASDAQ and the deregistration of the Company Common Stock and the public Warrants under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.14 Rule 16b-3. Prior to the Effective Time, the Company and the Company Board shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15 Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of (including by providing true, correct and complete copies of all pleadings and material written communications with respect thereto), and cooperate with such Party in connection with, any stockholder litigation or claim against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (such litigation or claim, “Stockholder Litigation”). Without limiting the generality of the foregoing, prior to the earlier of the Effective Time or the Termination Date, the Company shall (a) give Parent a reasonable opportunity to participate in (but not control) the defense or settlement of any such Stockholder Litigation, (b) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Stockholder Litigation and (c) not compromise or settle, or agree to compromise or settle, any Stockholder Litigation arising or resulting from the transactions contemplated by this Agreement without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and be provided with the right to review and comment on all material filings or written responses to be made by the Company in connection with the Stockholder Litigation, and Parent may offer comments or suggestions with respect to such Stockholder Litigation, including the material filings or written responses to be made by the Company in connection therewith, which the Company and its counsel shall reasonably consider in good faith. For the avoidance of doubt, any Stockholder Litigation related to Dissenting Shares will be governed by Section 1.4(d). Notwithstanding the above, the Company shall not need Parent’s consent to settle any Stockholder Litigation to the extent such Stockholder Litigation is settled (i) solely for the payment of monies which are recoverable from insurance policies available to the Company (other than any deductibles or retention amounts applicable thereto) and (ii) includes a full and unconditional release of all liabilities arising out of such claim or action against Parent and its Subsidiaries and Affiliates.

Section 7.16 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby;

(b) any written notice or other written communication from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby, other than those communications addressed by Section 7.2(b);

(c) any Action commenced or, to its Knowledge, threatened against the Company, Parent, Merger Sub or any of their respective Subsidiaries that relate to the Merger or the other transactions contemplated hereby;

(d) (i) with respect to the Company, any representation or warranty made in ARTICLE 3 becoming untrue or inaccurate such that any of the conditions set forth in Section 2.2(b)(ii), Section 2.2(b)(iii) or Section 2.2(b)(iv) would not be satisfied and (ii) with respect to Parent, any representation or warranty made in ARTICLE 4 becoming untrue or inaccurate such that any of the condition set forth in Section 2.2(c)(ii) would not be satisfied; or

(e) (i) there having occurred a Company Material Adverse Effect or a Parent Material Adverse Effect or (ii) the existence of facts and circumstances reasonably likely to result in Company Material Adverse Effect or a Parent Material Adverse Effect.

The Parties agree that the delivery of any notice pursuant to this Section 7.16 shall not, in and of itself, affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the Parties to consummate the Merger or the other transactions contemplated hereby or the remedies available to the Parties hereunder.

Section 7.17 Tax Certificate. At or prior to the Closing, the Company shall deliver to Parent a duly executed certificate in compliance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h) certifying that the Shares do not constitute a United States real property interest under Sections 897 and 1445 of the Code.

Section 7.18 Registration. Within five (5) Business Days from the date of this Agreement, the Company shall use reasonable efforts to cause any Subsidiary that sells its products or services to a Governmental Entity of the United States to (a) reactivate its registration on the System for Award Management (sam.gov) if that registration has expired or become inactive, and (b) update and correct any incorrect information, representations or certifications in its profile on the System for Award Management (sam.gov), including but not limited to any incorrect representations or certifications regarding small business size status.

Section 7.19 LGCS Merger Agreement. The Company shall take (or cause to be taken) all actions, and do (or cause to be done) all things contemplated by Section 7.19 of the Company Disclosure Schedules.

ARTICLE 8

PRE-CLOSING TERMINATION OF AGREEMENT

Section 8.1 Termination or Abandonment. This Agreement may be terminated and the Merger abandoned as follows:

(a) at any time prior the Effective Time, by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before August 6, 2024 (the “End Date”); provided, however, that if as of the End Date, any of the conditions set forth in Section 2.2(a)(iii) (solely to the extent such condition has not been satisfied due to a Restraint arising under Antitrust and Foreign Investment Laws) or Section 2.2(a)(ii) shall not have been satisfied but all other conditions set forth in Section 2.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the End Date may be extended by the Company or Parent until November 6, 2024, and such extended date shall be the End Date for all purposes in this Agreement; provided, further, that this Agreement may not be terminated by a Party pursuant to this Section 8.1(b)(i) if such Party’s actions or failure to act are the primary cause of the failure to satisfy the conditions to such Party’s obligation to consummate the Merger under this Agreement on or before the End Date and, in any such case, such actions or failures to act constitute a breach of such Party’s covenants or other obligations under this Agreement;

(ii) at any time prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law, injunction or other Order permanently enjoining or prohibiting, or making illegal, the consummation of the Merger, and such Law, injunction or other Order shall have become final and non-appealable; provided, however, that this Agreement may not be terminated by a Party pursuant to this Section 8.1(b)(ii) if such Party’s actions or failure to act are the primary cause of such injunction or Order; or

(iii) the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held at which a vote is taken to adopt this Agreement and been concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company:

(i) at any time prior to the Effective Time, if Parent or Merger Sub shall have breached or failed to perform any of their covenants or other agreements under this Agreement or any of the representations and warranties of Parent and Merger Sub in this Agreement shall have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (A) would result in a failure of a condition set forth in Section 2.2(a) or Section 2.2(c) (assuming for this purpose that the Closing were to occur at such time) and (B) cannot be or is not cured by the earlier of (I) the End Date or (II) within thirty (30) calendar days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, agreements or covenants in this Agreement that would result in a failure of a condition set forth in Section 2.2(a) or Section 2.2(b) (assuming for this purpose that the Closing were to occur at such time);

(ii) at any time prior to the Effective Time, if (A) all of the conditions in Section 2.2(a) and Section 2.2(b) have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)), (B) the Company has irrevocably confirmed by written notice to Parent and Merger Sub on or after the date that the Closing should have occurred pursuant to Section 2.1 that all conditions set forth in Section 2.2(a) and Section 2.2(c) have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing); and (C) Parent fails to consummate the Closing within two (2) Business Days following delivery of such notice; or

(iii) at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company has received a bona fide written Superior Proposal after the date of this Agreement, (B) the Company Board has authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal in compliance with Section 7.3(e), (C) the Company has complied in all material respects with the terms of ARTICLE 6 and Section 7.3(e), and (D) concurrently with (and as a condition to) such termination the Company (I) enters into a definitive agreement with respect to such Superior Proposal and (II) pays Parent the Company Termination Fee in accordance with Section 8.3(a);

(d) by Parent:

(i) at any time prior to the Effective Time, if the Company shall have breached or failed to perform any of its covenants or other agreements under this Agreement or any of the representations and warranties of the Company in this Agreement shall have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (A) would result in a failure of a condition set forth in Section 2.2(a) or Section 2.2(b) (assuming for this purpose that the Closing were to occur at such time) and (B) cannot be or is not cured by the earlier of (I) the End Date or (II) within thirty (30) calendar days following the Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of their representations, warranties, agreements or covenants in this Agreement that would result in a failure of a condition set forth in Section 2.2(a) or Section 2.2(c) (assuming for this purpose that the Closing were to occur at such time); or

(ii) at any time prior to the receipt of the Company Stockholder Approval, if the Company Board effects a Change of Recommendation.

Section 8.2 Manner and Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall forthwith give written notice thereof to the other Party or Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates or any other Person, except that: (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required pursuant to Section 8.3; (ii) no such termination shall relieve the Company for liability for its fraud or Willful and Material Breach of any covenant or obligation contained in this Agreement prior to the valid termination of this Agreement; and (iii) the Limited Guarantee, the Confidentiality Agreement, the provisions of the last sentence of Section 7.4(f), Section 7.10, this Section 8.2, Section 8.3 and all of ARTICLE 9 (to the extent applicable after a termination of this Agreement) and the definitions referenced in such Sections and Articles, even if not included in such Sections and Articles, shall survive the termination hereof in accordance with their respective terms.

Section 8.3 Termination Fees; Limitation on Liability.

(a) Company Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), or (iii) (A) after the date of this Agreement, an Alternative Acquisition Proposal is publicly proposed or publicly disclosed, (B) this Agreement is terminated pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i) or pursuant to Section 8.1(b)(i) and at such time this Agreement could have been validly terminated pursuant to Section 8.1(b)(iii) or Section 8.1(d)(i) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have (I) consummated any Alternative Acquisition Proposal (for this purpose substituting “50%” for “20%” and “80%” in each place each such percentage appears in the definition of Alternative Acquisition Proposal) or (II) entered into a definitive agreement providing for any Alternative Acquisition Proposal (for this purpose substituting “50%” for “20%” and “80%” in each place each such percentage appears in the definition of Alternative Acquisition Proposal) (whether or not consummated), then, in each case, the Company shall pay, by wire transfer of immediately available funds to an account designated in writing by Parent, a fee of $5,261,750 in cash (the “Company Termination Fee”). The payment of any Company Termination Fee shall be made concurrently with (and as a condition to) such termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or within three (3) Business Days after the earlier of (x) the consummation of any such Alternative Acquisition Proposal or (y) entry into a definitive agreement with respect to any Alternative Acquisition Proposal in the case of clause (iii) above (it being understood and agreed that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion). Upon the payment by the Company of the Company Termination Fee as and when required by this Section 8.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 8.2.

(b) Parent Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(b)(i) and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), then Parent shall pay, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $10,000,000 in cash (the “Parent Termination Fee”), such payment to be made within three (3) Business Days of such termination (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Upon the payment by Parent of the Parent Termination Fee as and when required by this Section 8.3(b), none of Parent, Merger Sub or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its Affiliates or Representatives.

(c) Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Parent would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made; provided, that, the Company’s or Parent’s, as applicable, liability pursuant to this sentence shall in no event exceed $1,500,000. The Parties further acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but, in each case, is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge that the right to receive the Company Termination Fee or the Parent Termination Fee, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 9.5; provided that in no event shall either Party be entitled to receive both specific performance to cause the consummation of the Merger and payment of the Company Termination Fee or the Parent Termination Fee, as applicable.

(d) Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting Parent’s rights to specific performance expressly set forth in Section 9.5, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Fee from the Company pursuant to this Section 8.3, the Company Termination Fee and, if applicable, any costs and expenses of Parent pursuant to Section 8.3(c) shall, subject to Section 8.2 and Section 9.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Parent Related Parties against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any cost, expense, loss or damage suffered as a result of, or arising from or otherwise in connection with (i) this Agreement or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, the transactions contemplated hereby or thereby, (ii) the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise (collectively, the “Transaction Related Matters”), and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Notwithstanding the foregoing, this Section 8.3(d) will not relieve the Company from liability for fraud or Willful and Material Breach of this Agreement. Except in the case of fraud or Willful and Material Breach of this Agreement, in no event will (A) any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Termination Fee and any amounts due by the Company pursuant to Section 8.3(c) against any of the Company Related Parties, and (B) Parent or Merger Sub be entitled to seek or obtain consequential, special, indirect or punitive damages in excess of the Company Termination Fee and any amounts due by the Company pursuant to Section 8.3(c) against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(e) Notwithstanding anything to the contrary in this Agreement, but without limiting or affecting the Company’s rights to specific performance expressly set forth in Section 9.5, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to this Section 8.3, the Parent Termination Fee and, if applicable, any costs and expenses of the Company pursuant to Section 8.3(c) (and the obligations of each Equity Investor under the Limited Guarantee in accordance with the terms and conditions thereof with respect thereto), shall, subject to Section 9.5, be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against Parent, Merger Sub, either Equity Investor, and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equity holders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equity holder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) for any cost, expense, loss or damage suffered as a result of, or arising from or otherwise in connection with any Transaction Related Matters, and upon payment of such amounts, none of the Parent

Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise; provided, that under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches (including any Willful and Material Breach and, to the fullest extent permitted by Delaware Law, fraud) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Limited Guarantee or the Commitment Letter exceed an aggregate amount equal to (x) the amount of the Parent Termination Fee plus (y) the reimbursement obligations set forth in Section 7.4(f) plus (z) any amounts due by Parent pursuant to Section 8.3(c) for all such breaches (the “Parent Liability Limitation”). To the fullest extent permitted by Delaware Law, in no event will (i) any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against the Parent Related Parties, and (ii) the Company be entitled to seek or obtain consequential, special, indirect or punitive damages in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Commitment Letter, the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by either Equity Investor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Except as expressly provided in this Section 8.3(e), none of Parent, Merger Sub or the Parent Related Parties shall have any liability or obligation relating to or arising out of or in connection with any Transaction Related Matters, except that nothing shall relieve Parent of its obligations under Section 7.4(f), Section 7.6 and Section 7.10, and none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to seek or recover any damages or seek or be entitled to any remedy, whether based on a claim at Law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with any Transaction Related Matters. Notwithstanding anything to the contrary in this Agreement, (A) under no circumstances will the Company be entitled to receive more than one of the following: (x) the Parent Termination Fee, (y) a grant of specific performance to cause the Closing to occur and (z) if applicable, any monetary damages or award; and (B) in the event the Company is awarded the Parent Termination Fee and such award is nonappealable or Parent or Merger Sub elects not to appeal such award, if Parent delivers to the Company a written notice stating its intention to consummate the Closing, within ten (10) Business Days following delivery of such notice, the Company shall be obligated to, and shall, promptly consummate the Closing in accordance with such notice and this Agreement in lieu of payment of the Parent Termination Fee.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, which shall survive in accordance with their terms.

Section 9.2 Expenses. Except as set forth in Section 7.4(f) or Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all filing fees paid by any Party in respect of any and all filings under the Antitrust and Foreign Investment Laws shall be borne by Parent; provided, however, that except as otherwise set forth in Section 2.3(b)(ii), Parent will pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, real property transfer and other similar Taxes and fees imposed with respect to, or as a result of, entering into this Agreement and the consummation of the Merger, and such Taxes and fees expressly shall not be a liability of holders of Company Common Stock or Company Equity Awards. Parent shall file any necessary Tax Returns and other documentation with respect to all such Transfer Taxes. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other Parties.

Section 9.4 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) to the extent such provisions or rules are not mandatorily applicable by statute and would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of Chosen Courts or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) such action or proceeding in Chosen Courts is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. Each Party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts in the manner provided for notices in Section 9.7. Nothing in this Agreement shall affect the right of any Party hereto to serve process in any other manner permitted by applicable Law.

Section 9.5 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, (i) the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (A) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (B) an injunction restraining such breach or threatened breach; (ii) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent to cause the Equity Financing to be funded under the Commitment Letter and Parent’s and Merger Sub’s obligations to consummate the Merger if, but only if, (i) all of the conditions in Section 2.2(a) and Section 2.2(b) have been, and continue to be, satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)) at the time the Closing is required to have occurred pursuant to Section 2.1, and (ii) the Company has irrevocably confirmed by written notice to Parent and Merger Sub on or after the date that the Closing should have occurred pursuant to Section 2.1 that all conditions set forth in Section 2.2(a) and Section 2.2(c) have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to such conditions being capable of being satisfied at the Closing)) or that it is willing to irrevocably waive any unsatisfied conditions in Section 2.2(c) and that it is ready, willing and able to consummate the Closing. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Parent Termination Fee pursuant to Section 8.3(b); provided, that in no event shall the Company be entitled to receive more than one of the following: (x) the Parent Termination Fee, (y) a grant of specific performance to cause the Closing to occur and (z) if applicable, any monetary damages or award. For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or any other equitable remedies against any Debt Financing Source.

(c) Each Party further agrees that (i) it will not raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement or the Commitment Letter to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement or to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Commitment Letter, and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

Section 9.7 Notices. Any notice or other communication required to be given hereunder shall be sufficient if in writing, and sent by email, reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

ZI Intermediate II, Inc.

HI Optimus Merger Sub, Inc.

c/o Haveli Investment Management LLC

405 Colorado St, Suite 1600

Austin, Texas 78701

Attention: [*****]

Email: [*****]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: William M. Shields, David M. Hutchins and Sarah H. Young

Email: william.shields@ropesgray.com, david.hutchins@ropesgray.com and sarah.young@ropesgray.com

To the Company:

ZeroFox Holdings, Inc.

1834 S. Charles Street

Attention: James C. Foster, Chief Executive Officer and President

and Tim Bender

Email: foster@zerofox.com and tim@zerofox.com

with a copy (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, Maryland 21202

Attention: Michael D. Schiffer and Anthony J. Rosso

Email: mschiffer@venable.com and ajrosso@venable.com

and

Venable LLP

151 West 42nd Street

New York, New York 10036

Attn: Jeffrey N. Ostrager

Email: jnostrager@venable.com

or to such other address as a Party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when sent by email (so long as no transmission error is received), (b) on proof of service when sent by a nationally recognized overnight delivery service, (c) on personal delivery in the case of hand delivery or (d) on the earlier of the fourth (4th) Business Day following the date of dispatch or receipt of the return receipt when sent by certified or registered mail. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 9.7 in accordance with this Section 9.7.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties; provided, however, that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any of their respective Affiliates; provided, however, that no such assignment pursuant to this Section 9.8 shall relieve Parent or Merger Sub of any of their respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.9 Severability. Any term or provision of this Agreement that is deemed invalid or unenforceable by a Chosen Court shall be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement. If any provision of this Agreement is deemed to be invalid or unenforceable by a Chosen Court, the Parties shall negotiate in good faith to modify this Agreement by replacing such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 9.10 Confidentiality. The Parties hereto hereby agree that the terms of the Mutual Confidentiality Agreement, dated as of December 12, 2023, by and between the Company and Haveli Investments L.P., as amended by the Amendment to the Mutual Confidentiality Agreement, dated as of January 3, 2024 (the “Confidentiality Agreement”), shall remain in full force and effect and survive any termination of this Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

Section 9.11 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules hereto), the Commitment Letter, the Limited Guarantee, the Paying Agent Agreement, the Voting Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. The Company Disclosure Schedules and the Parent Disclosure Schedules are hereby incorporated by reference and made a part of this Agreement.

Section 9.12 No Third-Party Beneficiaries. Except for the provisions of ARTICLE 1 and ARTICLE 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock), Section 7.8 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), and the provisions of the penultimate sentence of Section 7.4(e) (which shall be for the benefit of the express beneficiaries thereof), this Agreement is not intended to, and will not, confer upon any Person (other than the Persons expressly parties to this Agreement) any rights or remedies hereunder.

Section 9.13 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.14 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.15 Disclosure Schedules; Company SEC Documents. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedules or Parent Disclosure Schedules will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company, Parent or Merger Sub, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company, Parent or Merger Sub, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is readily apparent on the face of such disclosure. The Company’s representations and warranties set forth in ARTICLE 3 shall be qualified in their entirety by the Company SEC Documents available on the Electronic Data Gathering, Analysis and Retrieval database of the SEC on or after December 17, 2021 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk,” and other disclosures contained or referenced therein of information, factors or risks to the extent they that are predictive, cautionary or forward-looking in nature) (the “Recent Company SEC Documents”) and any information contained in such Recent Company SEC Documents shall be an exception to the Company’s representations and warranties set forth in ARTICLE 3; provided, however, that, notwithstanding anything to the contrary herein, nothing disclosed in the Recent Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.4(b)(i), Section 3.8(b), Section 3.21, Section 3.22, Section 3.23 or Section 3.24).

Section 9.16 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practices (including as to amounts and frequency)”. All references herein to “$” or “dollars” shall be to U.S. dollars. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement defined or referred to herein or in any schedule that is referred to herein means such agreement as from time to time amended, modified or supplemented, including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. Any specific law defined or referred to herein or in any schedule that is referred to herein means such law as from time to time amended and to any rules or regulations promulgated thereunder (provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, such references shall be deemed to refer to such law, as amended, and any rules or regulations promulgated thereunder, in each case, as of such date). Each accounting term used in this Agreement that is not specifically defined herein will have the meaning given to such term under GAAP. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The words “made available to Parent” and words of similar import refer to documents (a) posted to the “Project Optimus” virtual data room maintained by Donnelley Financial Solutions Venue by or on behalf of the Company or (b) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, in each case, before 5:00 p.m., Eastern Time, on the date that is two (2) days immediately prior to the date of this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. If the date on which any payment is required to be made, any action is required to be taken or any notice is required to be given is not a Business Day, such payment, action or notice shall be payable or due on the next succeeding Business Day (and no interest shall accrue on the amount of any such payment from and after such scheduled date to the time of such payment on the next succeeding Business Day).

Section 9.17 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action. Immediately following the execution of this Agreement, Parent and Merger Sub shall provide the Company with a true, correct and complete copy of Parent’s written consent, in its capacity as sole stockholder of Merger Sub, to adopt this Agreement (by consent in lieu of a stockholder meeting).

Section 9.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.19 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the non-performance this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates (other than the Parties) of any Party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement or in respect of any representations made or alleged to be made in connection with this Agreement. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, or make any claims for breach of this Agreement against, any Non-Recourse Party. Nothing in this Agreement, including this Section 9.19, precludes the Parties or any Non-Recourse Parties from exercising any rights, and nothing in this Agreement shall limit the liability or obligations of any Party or Non-Recourse Party, in each case under this Agreement or any other agreement to which they are specifically a party or an express third party beneficiary thereof, including without limitation, the Commitment Letter. This Section 9.19 is subject to, and shall not alter the scope or application of, Section 9.5.

Section 9.20 Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, to the extent applicable, each of the Parties: (a) agrees that it will not bring or support any Person in any action, cause of action, suit, litigation, arbitration, investigation, hearing or other legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to any commitment letter in connection with any Debt Financing in connection with the transactions contemplated by this Agreement obtained by the Parent or its Affiliates on or after the date of this Agreement (a “Debt Commitment Letter”) or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in any such Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to any such Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; and (c) hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action arising under any such Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any such Debt Commitment Letter, the Company hereby acknowledges and agrees that neither it, nor any of the Company Related Parties shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives, in any way relating to this Agreement, any Debt Financing, such Debt Commitment Letter or any of the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise; provided, however, that (i) the foregoing shall not apply to any breach by any Debt Financing Source or its Affiliates or representatives of any confidentiality obligation owing to the Company, Parent or their respective Affiliates and (ii) nothing in this Section 9.20 shall in any way limit or modify the rights and obligations of Parent or its Affiliates under any such Debt Commitment Letter. Notwithstanding anything to the contrary contained in this Agreement, (A) the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 9.20 and (B) no amendments to any provision of this Section 9.20 (or solely for purposes of their use in such Section, the definitions of any terms used in any of such Sections) that materially adverse to the Debt Financing Sources, shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to any Debt Commitment Letter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZI INTERMEDIATE II, INC.

By:	/s/ Ian Loring
Name: Ian Loring
Title: Vice President

HI OPTIMUS MERGER SUB, INC.

By:	/s/ Ian Loring
Name: Ian Loring
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

ZEROFOX HOLDINGS, INC.

By:	/s/ James C. Foster
Name: James C. Foster
Title: Chief Executive Officer & Chairman

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings when used herein:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the date hereof, or (b) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of, or with respect to, the Company and/or its Subsidiaries to keep such information confidential; provided, however, that, with respect to such agreements executed and delivered following the execution and delivery of this Agreement, the provisions contained therein relating to the confidential treatment of information and the use thereof shall not be less favorable in any substantive respect to the Company than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Acquisition Proposal). An Acceptable Confidentiality Agreement shall not include any provisions (x) granting exclusivity to any Person, (y) prohibiting the Company from satisfying its obligations hereunder (including with respect to Section 6.1(b)) or (z) requiring the Company or any of its Subsidiaries to pay or reimburse the counterparty’s or any of its Affiliates’ fees and expenses.

“Action” means a claim, action, suit, charge, complaint, audit, investigation, inquiry, arbitration (public or private), mediation (public or private) or proceeding, whether civil, criminal or administrative.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. Tax Law).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that, except for purposes of the definition of “Non-Recourse Party”, in no event shall any portfolio company of any investment fund affiliated with each Equity Investor be considered to be an Affiliate of Parent or Merger Sub. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“ALP Note” means that certain Convertible Promissory Note, dated April 21, 2023, issued by ZeroFox Holdings, Inc. in favor of Alsop Louie Capital 2, L.P.

“Alternative Acquisition Proposal” means any offer, inquiry, proposal, request or indication of interest made by any Person or group of Persons (other than Parent or Merger Sub or their respective Affiliates) relating to or concerning (a) a merger, reorganization, share exchange, consolidation, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (b) the direct or indirect acquisition by any Person (including through the acquisition of one or more Subsidiaries of the Company) of assets constituting or accounting for 20% or more of the consolidated assets or 20% or more of the consolidated revenue or net income of the Company and its Subsidiaries (including equity interests in any Subsidiaries of the Company), (c) the direct or indirect acquisition by any Person or group of Persons of 20% or more of the outstanding shares of Company Common Stock or securities representing 20% or more of the total voting power of the Company, or (d) any other transaction having a similar effect (including such transactions that would preclude or materially restrict or delay the consummation of the Merger) to those described in the foregoing clauses (a) through (c), in each case of the foregoing clauses (a) through (d), whether in a single or series of related transactions.

“Antitrust and Foreign Investment Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, Orders, decrees, administrative and judicial doctrines and other Laws that (a) are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) prohibit, restrict, regulate, or screen foreign direct investments into a jurisdiction.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (b) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), in each case, together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement, collective agreement, works council agreement, or any other Contract with any Union.

“Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, practices, agreements or other arrangements, whether or not reduced to writing, whether or not subject to ERISA, and whether covering a single individual or group of individuals, including any “employee welfare plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and any bonus, commission, incentive, equity or equity-based compensation, deferred compensation, vacation and other time off, stock purchase, stock option, termination or severance, employment, consulting, retention, change of control, transaction, sick leave, hospitalization, health, welfare, retirement, pension, cafeteria, employee loan, profit-sharing, tax gross-up, fringe, or any other benefit or compensation plan, program, policy, agreement, or arrangement (other than any Multiemployer Plan, or any other plan or program required by applicable Law that is maintained by a Governmental Entity to which the Company or its Affiliates contributes pursuant to applicable

Law), in each case that are sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors, or independent contractors of the Company or its Subsidiaries (or such persons’ dependents or beneficiaries), to which the Company or any of its Subsidiaries are party, or with respect to which the Company or any of its Subsidiaries has any Liability.

“Company Equity Awards” means, collectively, the Company Options and Company RSUs.

“Company Equity Plans” means each of the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan, the ID Experts Holdings, Inc. 2017 Equity Incentive Plan, the ID Experts Holdings, Inc. 2016 Stock Option and Grant Plan, and the ZeroFox, Inc. 2013 Equity Incentive Plan, and all award agreements issued thereunder.

“Company ESPP” means the Company’s 2022 Employee Stock Purchase Plan.

“Company Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries.

“Company IT Assets” means the computer systems, Software, software platform(s), hardware, databases, websites, servers, networks, and other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are owned, operated or used by or for, or otherwise relied on by, the Company or any of its Subsidiaries or that are required in connection with the operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means any event, change, occurrence, effect, state of facts, condition or development that (a) individually or taken together with all other events, changes, occurrences, effects, states of facts, conditions or developments that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially impair or materially delay the consummation by the Company of the Merger prior to the End Date, but solely with respect to clause (a), shall not include any events, changes, occurrences, effects, states of facts, conditions or developments relating to or resulting from (i) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (ii) any decline in the market price or trading volume of the Company Common Stock or any change in the credit rating of the Company or any of its securities (it being understood that the underlying facts giving rise or contributing to such decline or change may be taken into account in determining whether there has been a Company Material Adverse Effect), (iii) changes or developments generally affecting the industries in which the Company or its Subsidiaries operate, (iv) changes in Law after the date hereof or the interpretation or enforcement thereof, (v) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers, (vi) the identity of

Parent or any of its Affiliates as the acquiror of the Company, (vii) compliance with the terms of, or the taking of or omission to take of any action expressly required by, or prohibited by, this Agreement (other than Section 5.1(a)) or consented to in writing or by electronic transmission by Parent, (viii) any act of civil unrest, civil disobedience, war, terrorism, cyber terrorism, military activity, or sabotage, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement, (ix) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (x) any pandemic, epidemic or disease outbreak (including COVID-19) or other comparable events or any COVID-19 Measures, (xi) changes in GAAP after the date hereof or the interpretation or enforcement thereof, (xii) any Stockholder Litigation relating to or resulting from this Agreement or the transactions contemplated hereby, or (xiii) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); except, with respect to the foregoing clauses (i), (iii), (iv), (viii), (ix), (x) and (xi), if the impact has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the operations of other participants operating in the industries in which the Company and its Subsidiaries operate, the incremental material disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Material Contract” shall mean any of the following Contracts:

(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries, taken as whole;

(b) any Contract containing any covenant or other provision (i) restricting or limiting, or that would reasonably be expected to restrict or limit, the right of the Company or any of its Subsidiaries or Affiliates (including Parent and its Affiliates after the Effective Time) (A) (I) to engage in any line of business or in any business with any Person, (II) to complete with any Person or in any geographic area or market, or (III) from any form of solicitation, hiring or engagement of any Person or (B) pursuant to any “most favored nation”, “favored pricing”, right of first refusal or first offer, “exclusivity” or similar provisions or (ii) which imposes on the Company or any of its Subsidiaries or Affiliates (including Parent and its Affiliates after the Effective Time) any minimum purchase obligation (or similar terms);

(c) with any customer of the Company or any of its Subsidiaries who, as of October 31, 2023 was (i) one of the ten (10) largest sources of annual recurring revenues for the Company’s and its Subsidiaries’ Software-as-a Service platform or technology and related services and (ii) one of the five (5) largest sources of revenues for the Company’s and its Subsidiaries’ breach response, credit response and identity protection services, in each case based on amounts paid or payable for the twelve (12) month period then ended (collectively, “Material Customers”);

(d) with any vendor of the Company or any of its Subsidiaries who, as of October 31, 2023, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable for the twelve (12) month period then ended (“Material Vendors”);

(e) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $2,500,000 (excluding intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company);

(f) required to be set forth on Section 3.2(b) of the Company Disclosure Schedules;

(g) required to be set forth on Section 3.15(g) of the Company Disclosure Schedules;

(h) with any Specified Employee and that is not terminable upon notice of less than thirty (30) days without incurring any Liability to the Company or any of its Subsidiaries, or providing for termination or severance pay (whether in case or otherwise) to any current or former Specified Employee (including any separation, release or similar obligation) that has not been fully performed by the Company or any of its Subsidiaries (other than customary confidentiality obligations);

(i) any Contract that involves a joint venture, profit sharing or similar agreement from which the Company or any of its Subsidiaries recognized revenues in excess of $1,000,000 during the Company’s 2023 fiscal year;

(j) any Contract imposing a Lien on any material assets or properties of the Company or any of its Subsidiaries, other than a Permitted Lien;

(k) any Lease;

(l) any Contract (i) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries (including any such Contract under which the Company or any of its Subsidiaries has any obligation which has not been satisfied or performed) other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(m) any Contract that prohibits (i) the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or (iii) the issuance of any guaranty by any of the Company or its Subsidiaries;

(n) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than wholly-owned Subsidiaries), other than extensions of credit in the ordinary course of business;

(o) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s and its Subsidiaries’ standard forms previously made available to Parent;

(p) any Contract between Company or any of its Subsidiaries, on the one hand, and any current or former director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the Company Common Stock, on the other hand, except for Company Benefit Plans;

(q) any Contract entered into in connection with the settlement or other resolution of an Action or dispute that imposes material obligations, liabilities or restrictions on the Company or any of its Subsidiaries after the date hereof or that involve payment by the Company or any of its Subsidiaries of more than $50,000;

(r) any Contract providing for indemnification of any Person by the Company or any of its Subsidiaries, other than any Contracts entered into with a customer or vendor in the ordinary course of business);

(s) any Collective Bargaining Agreement;

(t) any Government Contract that, in the twelve-month period ended October 31, 2023, was the source of $500,000 or more in revenue for the Company and its Subsidiaries, based on amounts paid or payable;

(u) any Contract with JAR Sponsor, LLC or any of its Affiliates;

(v) any Contract with any holder of the Convertible Notes pursuant to which the Company, any of its Subsidiaries or any permitted assignee thereof agrees to repurchase any outstanding Convertible Notes (including, for the avoidance of doubt, any PIK Notes (as defined in the Convertible Notes Indenture) issued after the date hereof) (each such Contract a “Note Repurchase Agreement”); and

(w) any other Contract that is material to the Company and its Subsidiaries, taken as a whole, or their respective operations.

“Company Options” shall mean each compensatory option to purchase shares of Company Common Stock.

“Company Products” means all of the existing hardware and Software products, including software-as-a-service products offered for sale, sold, licensed, maintained, distributed, or provided by the Company or any of its Subsidiaries or from which the Company and its Subsidiaries are deriving revenue from the sale, license, maintenance, distribution or provision thereof.

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise, pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Contract” means any legally binding contract, subcontract, note, bond, mortgage, indenture, deed of trust, lease, license, sublicense, commitment, agreement, sales order, purchase order, task order, delivery order, blanket purchase agreement, basic ordering agreement, letter contract, undefinitized contractual action, statement of work or other obligation, including all amendments, modifications and options thereunder or relating thereto.

“Convertible Notes” means the Company’s 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” mean the Indenture, dated as of August 3, 2022, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Data Requirements” means, collectively, Privacy Laws, together with each of the following to the extent applicable to the privacy or security of Personal Data or Company IT Assets: (a) industry standards to which the Company or its Subsidiaries publicly purports to comply or is otherwise subject, including the Payment Card Industry Data Security Standards; (b) the Company and its Subsidiaries’ own written external policies and notices; and (c) the requirements of any material Contracts to which the Company or its Subsidiaries is bound.

“Debt Financing Sources” means the agents, arrangers, lenders or similar debt financing sources that will provide or arrange any Debt Financing, including the agents, arrangers and lenders party to any Debt Commitment Letter, any joinder agreements, credit agreements or the other definitive documentations relating thereto entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

“Earnout Shares” means 1,293,750 shares of Company Common Stock owned by those certain Persons set forth on Section 1.4(e) of the Company Disclosure Schedules.

“Environmental Law” means any Law relating to (a) the pollution or protection of the environment (including natural resources) or human health and safety (as it related to exposure to Hazardous Substances) or (b) the exposure to, or the use, storage, emission, distribution, transportation, handling, disposal, release of or exposure to Hazardous Substances.

“Equity Investor” means, collectively, Haveli Investments Software Fund I, L.P., a Delaware limited partnership, and Haveli Investments Software Fund I Cayman L.P., a Cayman Islands exempted limited partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person treated at any relevant time as a single employer with the Company or any of its Subsidiaries pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Loan and Security Agreement among the Company, the other loan parties thereto, and Stifel Bank, dated as of January 7, 2021, as amended or supplemented from time to time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Bid” means any bid, proposal, offer or quotation, whether solicited or unsolicited, made by the Company or a Subsidiary, that, if accepted, could reasonably be expected to lead to the award of a Government Contract.

“Government Contract” means any Contract for the sale of supplies or services currently in performance, in performance in the past six (6) years, or that has not been closed that is between the Company or any of its Subsidiaries, on one hand, and a Governmental Entity, on the other hand, or that is entered into by the Company or any of its Subsidiaries and a third party under which the Company’s or Subsidiary’s goods or services are directly or indirectly provided to or for use by a Governmental Entity, including but not limited to any Contract under which the Company or any of its Subsidiaries serves as a subcontractor or supplier at any tier to a prime contractor or higher-tiered subcontractor in connection with a Contract between another Person and a Governmental Entity, and including but not limited to any reseller or distributor agreement pursuant to which the Company or any of its Subsidiaries has agreed to allow a third party to sell its products or services to a Governmental Entity.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public organization.

“Hazardous Substance” means any material, substance or waste that is listed, regulated, or otherwise defined by a Governmental Entity as “hazardous”, “toxic” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning under Environmental Laws, including, but not limited to, petroleum, petroleum by-products, asbestos or asbestos-containing material, perfluoroalkyl and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Affiliate” means any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, each Equity Investor or any of their Affiliates.

“Intellectual Property” means the following existing anywhere in the world, including: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (this clause (a), collectively, “Patents”); (b) trademarks, service marks, trade dress, logos, slogans, corporate names, trade names, brands and the goodwill associated therewith and other indicia of origin, and all applications and registrations therefor (this clause (b), collectively, “Marks”); (c) works of authorship, copyrights and any other equivalent rights in works of authorship (including rights in Software and other technology) and any other related rights of authors and all applications and registrations therefor (this clause (c), collectively, “Copyrights”); (d) trade secrets and industrial secret rights, inventions (whether or not patentable), know-how, ideas, methods, techniques, specifications, designs, algorithms, source code, data, confidential or proprietary business or technical information, including any of the foregoing that derives independent economic value from not being generally known to other persons (this clause (d), collectively, “Trade Secrets”), (e) social media accounts and Internet domain names, (f) rights of privacy and publicity and moral rights, and (g) any other intellectual property or proprietary rights, in each case together with all goodwill associated therewith and in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights arising under Law or Contract, or other forms of protection having equivalent or similar effect anywhere in the world.

“Intervening Event” means any event, change, occurrence or development occurring after the date of this Agreement that materially improves the business, assets or operations of the Company and the Company’s Subsidiaries, taken as a whole, and was not known to, or reasonably foreseeable by, the Company Board on or prior to the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable to the Company Board as of or prior to the date of this Agreement); provided, however, that such event, change, effect, state of facts, condition, occurrence or development that involves or relates to (a) an Alternative Acquisition Proposal or Superior Proposal, (b) actions taken pursuant to this Agreement, (c) changes in the trading price or trading volume of Company Common Stock (provided, that, the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred) or (d) any overachievement by the Company or any of its Subsidiaries with respect to any revenue, earnings or other financial projections, budgets, plans or forecasts (provided, that, the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred), in each case, shall not be deemed to be an Intervening Event hereunder.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Schedule A-I(a) Knowledge of the Parent Disclosure Schedules (“Parent Knowledge Parties”) and (b) with respect to the Company, the knowledge of the individuals listed on Schedule A-I(b) Knowledge of the Company Disclosure Schedules (“Company Knowledge Parties”), after reasonable inquiry of the employees and internal materials reasonably likely to contain information regarding the matter in question.

“Law” means any United States, foreign, federal, state, local, or municipal statute, law, act, statute, ordinance, regulation, rule, code, judicial or administrative order, injunction, judgment, decree, ruling or principle of common law or other similar requirement enacted, promulgated, issued, enforced or entered by any Governmental Entity that is legally binding.

“Lease” means all leases, subleases, occupancy agreements, licenses or sublicenses pursuant to which the Company or any Subsidiary uses or occupies, or has the right to use or occupy, now or in the future any real property, and any ancillary documents pertaining thereto, including amendments, modifications, supplements, guarantees, exhibits, schedules, addenda and restatements thereto and thereof.

“LGCS Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 14, 2023, by and among the Company, LGCS Acquisition Holdings, LLC, Lookingglass Cyber Solutions, Inc., LGCS Holdco, Inc., LGCS Merger Sub, Inc. and Glenn Rieger, as the Stockholder’s Representative (as defined therein).

“Liability” or “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any lien, mortgage, pledge, security interest, license, charge, option, conditional sale agreement, deed of trust, hypothecation, claim, easement, right-of-way, right of first offer or refusal, zoning restriction, defect or irregularity in title, covenant, condition, restriction, reservation, claim, lease, license, encroachment or other encumbrance of any kind or nature whatsoever.

“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm”, or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Open Source License” means the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, any other license identified as an open source license by the Open Source Initiative (www.opensource.org), or any substantially similar license or another “free software” license or “open source software” license.

“Open Source Software” means any Software licensed under an Open Source License.

“Order” means any order, writ, decision, resolution, decree, judgment, award, injunction, ruling, verdict, subpoena, settlement, stipulation or similar order issued, promulgated, made, rendered or entered into by or with any Governmental Entity.

“Other Existing Debt” means that certain (a) Convertible Notes Indenture, (b) Unsecured Promissory Note, dated June 7, 2021, issued by ZeroFox Holdings, Inc. in favor of Infoarmor, Inc. in the principal amount of $3,750,000, and (c) ALP Note.

“Paying Agent Agreement” means that certain paying agent, payments administration or similar agreement, dated as of the Closing Date, by and among the Company, Parent and the Paying Agent.

“Payoff Letters” means one or more customary “payoff letters” or similar documents for all indebtedness set forth on Schedule A-III Debt Payoff of the Company Disclosure Schedules (the obligations under such indebtedness, the “Debt Payoff Amount”), which Payoff Letters shall (a) evidence the repayment of the Debt Payoff Amount, (b) provide instructions for the payment of the Debt Payoff Amount in full, (c) provide for, upon receipt of the Debt Payoff Amount, the automatic termination and release of all Liens on the assets of the Company or any of its Subsidiaries, as applicable, securing such indebtedness, (d) provide for, upon receipt of the Debt Payoff Amount, the automatic termination and release of any guarantees by the Company or any of its Subsidiaries of any such indebtedness and (e) otherwise be in form and substance reasonably satisfactory to the Parent.

“Permitted Lien” means (a) any Lien for Taxes or governmental assessments, charges or claims which are either (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) any statutory or consensual Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising or incurred in the ordinary course of business whether either (i) the amount of which is not material and is not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) any non-monetary Lien that is an entitlement, permit, real property license, utility easement or right of way, or zoning, building or other land use or environmental regulation imposed or promulgated by any Governmental Entity having jurisdiction over any of the Leased Real Property that is not violated by the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or the operation of the business of the Company or any of its Subsidiaries, in each case that do not adversely affect in any material respect the current use, operation or value of the applicable property owned, leased, used or held for use by the Company or its Subsidiary, in each case subject thereto, (d) any Lien that is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, including any purchase money Lien or other Lien securing rental payments under capital lease arrangements, (e) any Lien that is imposed on the underlying fee interest in real property subject to a Lease unless caused by the Company or its Subsidiaries, (f) any Lien that will be terminated and released, as applicable, at or prior to the Closing in accordance with this Agreement, (g) any non-monetary Lien that is an easement, declaration, covenant, condition, reservation, right-of-way, restriction, encroachment, servitude, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Leased Real Property that is not violated by the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or the operation of the business of the Company or any of its Subsidiaries, in each case that do not adversely affect in any material respect the current use, operation or value of the applicable property owned, leased, used or held for use by the Company or its Subsidiary, in each case subject thereto, (h) rights of parties in possession of real property with or without options to purchase or rights of first refusal that do not materially impair the occupancy, operation or use of such real property for the purposes for which it is used as of the date hereof, (i) any Lien arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (j) statutory or contractual Liens in favor of a landlord of the Company or any Subsidiary under any Lease and permitted pursuant to the terms thereof (and which have not been triggered by any default or breach under the applicable Lease), (k) any Lien created under federal, state or foreign securities Laws, (l) non-exclusive licenses of Company Intellectual Property granted to vendors and customers in the ordinary course of business and (m) the Liens set forth on Schedule A-II Permitted Liens. Except for clause (l), no other clause set forth in the foregoing shall apply to Intellectual Property.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, person or group (as such terms are used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Data” shall mean data or information that (a) is defined as “personal data,” “personal information,” or “personally identifiable information” or a similar term under applicable Privacy Laws or Data Requirements, (b) alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer, household or device, or (c) can be used to authenticate an individual (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or personal identification numbers, financial account numbers, credit report information, biometric or health data, answers to security questions, or any other applicable personal identifiers).

“Privacy Laws” means all applicable privacy, data protection, information security, or security breach notification Laws and other Laws related to the Processing of Personal Data or Company IT Assets including, without limitation, the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act and other comprehensive state privacy laws, the Privacy and Electronic Communications Directive (2002/58/EC) (the “ePrivacy Directive”) and the General Data Protection Regulation (2016/679) (the “GDPR”) and any national legislation implementing or supplementing the ePrivacy Directive or the GDPR, the United Kingdom’s Data Protection Act 2018, India’s Digital Personal Data Protection Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Family Educational Rights and Privacy Act, the Gramm–Leach–Bliley Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy laws, state social security number protection laws, state data breach notification laws, and state data broker laws.

“Process” and its cognates means any operation or set of operations which is performed on Personal Data, whether by automated means, including to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, sell, rent, license, disseminate or otherwise make available or other actions that are otherwise defined as ‘processed’ or ‘processing’ under Privacy Laws or other Data Requirements.

“Public/Private Warrant” means each public or private warrant to purchase shares of Company Common Stock outstanding other than the Stifel Warrants.

“Required Financial Information” means (a) the audited consolidated balance sheet of the Company as of January 31, 2023 and the related audited consolidated statements of comprehensive loss, changes in consolidated statements of stockholders’ equity (deficit), and cash flows for the fiscal years ended January 31, 2023 and the audited consolidated balance sheet of the Company and the related audited consolidated statements of comprehensive loss, changes in consolidated statements of stockholders’ equity (deficit), and cash flows as of and for each fiscal year ended subsequent to January 31, 2023 and at least 90 days prior to the Closing Date and (b) the unaudited consolidated balance sheet of the Company as of October 31, 2023 and the related unaudited consolidated statement of comprehensive loss, statement of stockholders’ equity and statement of cash flows of the Company for the three month period ended October 31, 2023 and the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statement of comprehensive loss, statement of stockholders’ equity and statement of cash flows of the Company as of and for each fiscal quarter ended subsequent to October 31, 2023 and at least 45 days prior to the Closing Date; provided, however, that the Required Financial Information will not include, or be deemed to require the Company or its Subsidiaries to prepare, any (i) financial information concerning the Company or its Subsidiaries that the Company does not compile, prepare or otherwise generate in the ordinary course of business, except to the extent required to prepare a customary bank information memorandum, (ii) other information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems, except to the extent required to prepare a customary bank information memorandum, (iii) pro forma financial statements and projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, or (iv) consolidating and other financial statements, segment reporting and data that would be required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Noes. 33-8732A, 34-54302A and IC-27444A, and other customary exceptions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any (a) unauthorized or unlawful acquisition of, access to, loss of, or misuse of Sensitive Data; (b) ransomware, phishing or other cyberattack that resulted in a monetary loss or a significant business disruption to Company IT Assets; or (c) other act or omission that compromises the security, confidentiality, integrity or availability of Sensitive Data or Company IT Assets.

“Sensitive Data” means (a) all Personal Data; and (b) other confidential or proprietary business or customer data and trade secret information.

“Software” means software, firmware, and computer programs, whether in source code or object code form.

“Specified Employees” means each Company or Company Subsidiary employee, officer, director or other independent contractor, whose target annual base salary exceeds $250,000.

“Stifel Warrant” means each warrant to purchase shares of Company Common Stock issued under the Stifel Warrant Agreement.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Alternative Acquisition Proposal substituting in the definition thereof “50%” for “20%” and for 80% in each place each such phrase appears, made after the date hereof, that (a) was not solicited or received in violation of Section 6.1 and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Company Board considers to be appropriate (including (x) all legal, regulatory and financial aspects of such Alternative Acquisition Proposal and (y) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 7.3(e)), to be more favorable from a financial point of view to the Company and its stockholders than the transaction contemplated by this Agreement.

“Tax” or “Taxes” means any and all federal, state, local and non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, capital gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, estimated ad valorem, value added and goods and services taxes or any other duty, fine, charge or levy in the nature of a tax, however denominated, together with any interest, penalty or addition to tax imposed by any taxing authority, in each case, whether disputed or not.

“Tax Return” means any return, report, form, or similar filing made or required to be made with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Union” means any labor union, trade union, works council or other employee representative body.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, and foreign applicable Laws.

“Warrants” means, collectively, the Public/Private Warrants and the Stifel Warrants.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a material breach that is a consequence of a deliberate act undertaken by the breaching party or the deliberate failure by the breaching party to take an act it is required to take under this Agreement, where the breaching party knew, or reasonably should have known, that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

The following capitalized terms shall have the respective meanings ascribed thereto in the sections of the Agreement noted below opposite each such capitalized term.

Term	Section
Agreement	Preamble
Alternative Financing	7.4(c)
Anti-Corruption Laws	3.9(d)
Board Recommendation Notice Period	7.3(e)
Book-Entry Shares	1.4(b)
Cancelled Shares	1.4(c)
Certificate	1.4(b)
Certificate of Merger	1.2
Change of Recommendation	7.3(d)
Chosen Courts	9.4
Clearance Date	7.3(a)
Closing	2.1
Closing Date	2.1
Code	2.5
Commitment Letter	4.4(a)
Company	Preamble
Company Approvals	3.4(a)
Company Board	Recitals
Company Common Stock	1.4(b)
Company Disclosure Schedules	ARTICLE 3
Company Employees	7.7(c)
Company Knowledge Parties	Knowledge Definition
Company Permits	3.9(b)
Company Preferred Stock	3.2(a)
Company Recommendation	3.3(a)
Company Registered Intellectual Property	3.15(a)
Company Related Parties	8.3(d)
Company SEC Documents	3.5(a)

Term	Section
Company Severance Plans	7.7(c)
Company Stockholder Approval	3.3(b)
Company Stockholder Meeting	7.3(b)
Company Termination Fee	8.3(a)
Confidentiality Agreement	9.10
Consents	7.1
Continuation Period	7.7(c)
Copyrights	Intellectual Property Definition
Debt Commitment Letter	9.20
Debt Financing	7.4(d)
Debt Offer	7.5(b)
Debt Offer Documents	7.5(b)
Debt Payoff Amount	Payoff Letters Definition
Definitive Agreements	7.4(d)
DGCL	Recitals
Dissenting Shares	1.4(d)
Effective Time	1.2
End Date	8.1(b)(i)
Enforceability Exceptions	3.3(d)
Equity Financing	4.4(a)
Existing Indemnification Agreements	7.8(a)
Fair Value	4.13(a)(iv)
Financing Amounts	4.4(d)
Foreign Plan	3.11(e)
Governmental Entity	3.4(a)
HSR Act	3.4(a)
Indemnified Party	7.8(b)
Internal Controls	3.6(a)
Intervening Event Notice Period	7.3(f)
Leased Real Property	3.14
Limited Guarantee	4.5
Material Customers	Company Material Contract Definition
Material Vendors	Company Material Contract Definition
Marks	Intellectual Property Definition
Merger	Recitals

Term	Section
Merger Consideration	1.4(b)
Merger Sub	Preamble
New Plans	7.7(d)
Non-Recourse Party	9.19
OFAC	3.9(g)(iii)
Old Plans	7.7(d)
Note Repurchase Agreement	Company Material Contract Definition
Parent	Preamble
Parent Approvals	4.3(a)
Parent Disclosure Schedules	ARTICLE 4
Parent Information	4.8
Parent Knowledge Parties	Knowledge Definition
Parent Liability Limitation	8.3(e)
Parent Material Adverse Effect	4.1
Parent Related Parties	8.3(e)
Parent Termination Fee	8.3(b)
Parties	Preamble
Party	Preamble
Patent	Intellectual Property Definition
Paying Agent	2.3(a)(i)
Payment Fund	2.3(a)(i)
Permits	3.9(b)
Proxy Statement	3.4(a)
Public/Private Warrant Agreement	1.4(f)(i)
Recent Company SEC Documents	9.15
Redemption	7.5(c)
Repayment	7.5(c)
Representatives	7.6
Restricted Person	3.9(g)(i)
Sanctioned Country	3.9(g)(ii)
Sanctioned Person	3.9(g)(iii)
Second Disbursement Letter	7.19(b)
Special Committee	Recitals
Specified Acquisition	5.2
Stifel Warrant Agreement	1.4(f)(ii)
Stockholder Litigation	7.15
Surviving Corporation	1.1
Termination Date	5.1(a)

Term	Section
Trade Control Laws	3.9(g)(iv)
Trade Secrets	Intellectual Property Definition
Transaction Related Matters	8.3(d)
Trustee	Convertible Notes Indenture Definition
Unvested Company Option	1.5(a)(ii)
Unvested Company Option Consideration	1.5(a)(ii)
Unvested Company RSU Consideration	1.5(b)(ii)
Vested Company Option	1.5(a)(i)
Vested Company Option Consideration	1.5(a)(i)
Vested Company RSU	1.5(b)(i)
Vested Company RSU Consideration	1.5(b)(i)
Voting Agreements	Recitals

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February [•], 2024 is entered into by and between [•] (“Stockholder”) and ZI Intermediate II, Inc., a Delaware corporation (“Parent”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, HI Optimus Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and ZeroFox Holdings, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, Stockholder is willing to make certain representations, warranties, covenants and agreements as set forth in this Agreement with respect to shares of Company Common Stock currently, or that may become, legally or beneficially owned by Stockholder; and

WHEREAS, as a condition of and material inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of this Agreement, including shares of Company Common Stock issued upon the vesting of Company RSUs.

(b) “Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder.

(c) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Covered Shares” means, collectively, the Owned Shares and Additional Owned Shares.

(e) “Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder or any of its Affiliates as of the date hereof (excluding shares of Company Common Stock issuable upon the vesting of unvested Company RSUs).

(f) “Transfer” means, with respect to a security, (i) any direct or indirect transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), or any offer to make such a transfer, pledge, hypothecation, encumbrance, assignment or other disposition, of such security or the legal or beneficial ownership thereof, and (ii) the entry into any option, agreement, arrangement or understanding, whether or not in writing, to take any of the foregoing actions referred to in the foregoing (i). As a verb, “Transfer” shall have a correlative meaning.

2. Voting Agreement. At any meeting of the stockholders of the Company, however called, and at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, including the Company Stockholder Meeting (each, a “Stockholder Meeting”), Stockholder shall, and shall cause any other holder of record of Covered Shares, to (including by delivery to the Company of a duly executed proxy card) (x) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(a) in favor of adopting the Merger Agreement and each of the transactions contemplated by the Merger Agreement, including the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement;

(b) in favor of any adjournment or postponement recommended by the Company with respect to any Stockholder Meeting with respect to the Merger Agreement and the Merger;

(c) against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(d) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries; and

(e) against any proposal, action or agreement that would reasonably be expected to (A) impede, interfere with, delay, discourage, adversely affect, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement, (C) result in any of the conditions set forth in Section 2.2 of the Merger Agreement not being fulfilled or (D) except as expressly contemplated by the Merger Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company.

Stockholder shall not commit or agree to take any action inconsistent with this Section 2 and any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Shares in contravention of this Section 2 shall be null and void ab initio.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) Transfer, offer to Transfer or consent to any Transfer of any or all of the Covered Shares or any legal or beneficial interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any legal or beneficial interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein materially untrue or incorrect or in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, including the Merger. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio. In furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company to instruct the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares (and that this Agreement places limits on the voting and transfer of the Owned Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the termination of this Agreement in accordance with Section 7. Notwithstanding the foregoing, nothing in this Agreement shall restrict the sale of shares of Company Common Stock pursuant to a trading plan established by the Stockholder pursuant to Rule 10b5-1 under the Exchange Act, which plan is in effect as of, and has been provided to Parent prior to, the date of this Agreement, solely to the extent such sales are sales to cover tax withholding obligations in connection with and upon the vesting of Company RSUs, and any shares of Common Stock sold in accordance with the foregoing shall not be deemed to be Covered Shares.

(b) Non-Solicitation. Stockholder shall not, and shall cause its Affiliates, representatives and agents (including its and their respective directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants and other advisors or representatives) (collectively, its “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce, knowingly encourage or knowingly facilitate the making or submission of any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries to, any Person (other than Parent, Merger Sub or their respective Representatives) relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to an Alternative Acquisition Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 3(b)), or afford any Person (other than Parent, Merger Sub or their respective Representatives) access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries for the purpose of encouraging, inducing or facilitating or otherwise relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to an Alternative Acquisition Proposal, (iii) approve, endorse or recommend any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, or (iv) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted under the Merger Agreement). Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person and its Representatives (other than Parent, Merger Sub and their respective Representatives) relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal. Any violation of the foregoing restrictions by Stockholder or any of its Representatives shall be deemed to be a material breach of this Agreement by Stockholder.

4. Additional Agreements.

(a) Certain Events. If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, combination, exchange of shares, reclassification, recapitalization or other similar transaction affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder or any of its Affiliates.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby, including the Merger.

(c) Communications. Unless required by applicable law, Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by the Company or Parent of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that the Company or Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify the Company and Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

(d) Additional Owned Shares and Update of Ownership Information. Promptly (and in any event within 48 hours) following (i) the acquisition by Stockholder of any Additional Owned Shares, Stockholder shall notify Parent in writing of the number and description of such Additional Owned Shares, and (ii) the written request of Parent, Stockholder shall notify Parent in writing of the number and description of the number of Covered Shares beneficially owned by such Stockholder or by such Stockholder’s Affiliates.

(e) Additional Purchases. Until the termination of this Agreement, Stockholder agrees that any shares of Company Common Stock, any securities convertible into or exchangeable for shares of Company Common Stock, or any interest in or right to acquire shares of Company Common Stock, whether now owned or hereafter acquired that Stockholder purchases or otherwise hereinafter acquires or with respect to which Stockholder otherwise acquires beneficial or record ownership of or acquires the voting power of after the execution of this Agreement and prior to the termination of this Agreement shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Stockholder as of the date hereof.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Stockholder is the sole record and beneficial owner of the shares of Company Common Stock set forth on Schedule I (except that Stockholder is not the record holder of shares of Common Stock issuable upon the vesting of the Company RSUs as set forth on Schedule I), which constitute all of the Owned Shares owned of record or beneficially by Stockholder and its Affiliates on the date hereof and neither Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any other shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, other than shares of Common Stock issuable upon the vesting of Company RSUs as set forth on Schedule I. Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 3 and Section 4 and all other matters set forth in this Agreement, in each case, with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement).

(b) Organization. If Stockholder is a legal entity, Stockholder is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.

(c) Authority; Due Execution and Delivery. Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement, the Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Parent, this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If Stockholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

(d) No Filings; No Conflict or Default. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby by Stockholder do not and will not require Stockholder to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Stockholder’s ability to perform his, her or its obligations hereunder or consummate the transactions contemplated hereby. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Stockholder, if Stockholder is a legal entity, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Stockholder or any of its properties or assets, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under any Contract, instrument, permit, concession, franchise, right or license binding on Stockholder, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Stockholder or (v) render Section 203 of the DGCL, or any other state anti-takeover Law or similar Law, applicable to the Merger or any other transaction involving Parent, other than in the case of clauses (ii), (iii) and (iv) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Stockholder’s ability to perform his, her or its obligations hereunder or consummate the transactions contemplated hereby.

(e) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

(f) No Fees. Stockholder has not employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or the Merger Agreement who would be entitled to any fee or any commission from the Stockholder, the Company or Parent in connection with the transactions contemplated hereby or thereby.

(g) Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(a) Organization. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Authority; Due Execution and Delivery. Parent has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement, Parent’s obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of Stockholder, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Filings; No Conflict or Default. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not require Parent to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Parent’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, do not and will not contravene or conflict with the organizational or governing documents of Parent or, except as would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Parent’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby, contravene or conflict with or constitute a violation of any provision of any Law or agreement binding on or applicable to Parent or any of its properties or assets.

(d) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Parent to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

7. Termination. The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (a) the mutual agreement of Parent and Stockholder, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, including, without limitation, pursuant to Section 8.1(c)(iii) of the Merger Agreement; (d) the Company Board making a Change of Recommendation in compliance with Section 7.3(f) of the Merger Agreement; and (e) the effectiveness of any amendment of the Merger Agreement that decreases the Merger Consideration (as may be adjusted pursuant to Section 1.4(g) of the Merger Agreement) or changes the form of the Merger Consideration payable to holders of Company Common Stock pursuant to the Merger; provided that (i) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (ii) this Section 7 and Section 9 shall survive any termination of this Agreement.

8. No Limitation; Fiduciary Duties. Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall limit the Stockholder from complying with his or her fiduciary obligations as an officer of the Company or member of the Company Board solely while acting in such capacity as an officer of the Company or member of the Company Board , and no action taken (or omitted to be taken) by the Stockholder solely in his or her capacity as an officer of the Company or member of the Company Board shall be deemed to constitute a breach of this Agreement if such action (or inaction) complies with the terms of this Agreement and the Merger Agreement, including, without limitation Section 6.1 and Section 7.3 of the Merger Agreement.

9. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement or any of the foregoing specifically identified documents.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder (in the case of any assignment by Parent) or Parent (in the case of an assignment by Stockholder); provided that Parent may assign its rights and obligations hereunder to Merger Sub or any other Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment in contravention hereof shall be null and void ab initio.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and its Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators, representatives or successors.

(e) Amendments. This Agreement may not be amended, and no provision of this Agreement may be waived or modified, without the prior written consent of each party hereto, and any attempted amendment, waiver or modification hereof without such prior written consent shall be null and void and of no force or effect.

(f) Notice. All notices and other communications under this Agreement shall be given by the means specified in Section 9.7 of the Merger Agreement (and shall be deemed given as specified therein), addressed as follows:

If to Stockholder, to:

At the address and email address set forth on Schedule I hereto.

With a copy (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, Maryland 21202

Attention: Michael D. Schiffer and Anthony J. Rosso

Email: mschiffer@venable.com and ajrosso@venable.com

If to Parent, to:

c/o Haveli Investment Management LLC

405 Colorado St, Suite 1600

Austin, Texas 78701

Attention: [*****]

Email: [*****]

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: William M. Shields, David M. Hutchins and Sarah H. Young

Email: william.shields@ropesgray.com, david.hutchins@ropesgray.com and sarah.young@ropesgray.com

(g) Severability. Any term or provision of this Agreement that is deemed invalid or unenforceable by a Chosen Court shall be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement. If any provision of this Agreement is deemed to be invalid or unenforceable by a Chosen Court, the parties hereto shall negotiate in good faith to modify this Agreement by replacing such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) Extension; Waiver. Any agreement on the part of a party hereto to any extension or waiver of the terms hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The delay or failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(j) No Third Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

(k) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) to the extent such provisions or rules are not mandatorily applicable by statute and would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of Chosen Courts or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) such action or proceeding in Chosen Courts is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts in the manner provided for notices in Section 9.7 of the Merger Agreement. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9(l).

(m) Specific Performance. The parties hereto agree that Parent would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached by Stockholder, and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity. Stockholder accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 9(m).

(n) Heading; Interpretation. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(o) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties hereto.

(p) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature pages follow.]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

ZI INTERMEDIATE II, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Name and Contact Information for Stockholder	Number of Shares of Company Stock Beneficially Owned[1]	Number of Shares of Company Stock Issuable Upon the Vesting of Company RSUs
[Name]
[Address]
Attention: [•]	[•]	[•]
Email: [•]

[1]	Include [ ] shares issuable upon Company RSUs that will vest within 60 days of the date of this Agreement.

Exhibit 10.2

NOTE REPURCHASE AGREEMENT

This Note Repurchase Agreement (this “Agreement”) is made as of February 6, 2024 by and between ZeroFox Holdings, Inc., a Delaware corporation (“Buyer”) and [•] (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually, a “Party.”

RECITALS

WHEREAS, on August 3, 2022 Buyer issued $150,000,000 aggregate principal amount of 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025, with CUSIP No. 98955GAA1 and ISIN No. US98955GAA13 (the “Notes”) under the Indenture, dated as of August 3, 2022 (the “Indenture”), between Buyer, as issuer (the “Issuer”) and Wilmington Trust, National Association, as trustee (the “Trustee”);

WHEREAS, Seller is the sole legal and beneficial owner of Notes in an aggregate principal amount of $[•] (as such amount may be increased by the amount of any (i) additional Notes acquired by Seller after the date hereof, and (ii) PIK Notes issued to Seller as sole legal and beneficial owner after the date hereof and on or prior to the Closing Date pursuant to any PIK Election made under the Indenture, collectively, the “Seller’s Notes”);

WHEREAS, Buyer is party to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Buyer, ZI Intermediate II, Inc. (“Parent”) and HI Optimus Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”) pursuant to which Parent is expected to acquire Buyer through the merger of Merger Sub with and into the Buyer (the “Merger”), on the terms and subject to the conditions set forth therein, with the Buyer surviving the Merger.

WHEREAS, upon the Closing Date (as defined in the Merger Agreement, the “Acquisition Closing Date”) and substantially concurrently with the Merger, Seller wishes to sell to Buyer, and the Buyer wishes to purchase from the Seller, the Seller’s Notes, on the terms and subject to the conditions of this Agreement.

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1. Purchase and Sale of the Seller’s Notes.

(a) Agreement to Purchase and Sell; Purchase Price. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell to the Buyer and Buyer hereby agrees to purchase from Seller, all of the Seller’s Notes at a purchase price equal to the entire aggregate principal amount of the Seller’s Notes plus accrued and unpaid interest, if any, thereon to, but excluding the Closing Date (as defined below) (the “Purchase Price”).

(b) Closing Date. Upon the Acquisition Closing Date, the purchase and sale of the Seller’s Notes pursuant to this Agreement (the “Closing”) shall occur on the Acquisition Closing Date substantially concurrently with the Merger (the “Closing Date”).

(c) Delivery of the Seller’s Notes. At the Closing, (i) Seller shall deliver, or take any actions as may be required to cause to be delivered any and all of the Seller’s Notes to the Trustee for cancellation (or as otherwise directed by the Buyer) in accordance with the terms of the Indenture and (ii) the Buyer shall deliver, or cause to be delivered, directly to Seller and not through the Depository Trust Company or other intermediary, by wire transfer, in accordance with the Seller’s wire instructions to be provided by the Seller, in immediately available funds in an amount equal to the Purchase Price as consideration for delivery of such Seller’s Notes.

2. Representations, Warranties and Agreements of Seller. Seller hereby represents and warrants to, and agrees with, Buyer as of the date hereof and as of the Closing (as if such representations, warranties and agreements were made at Closing) as follows:

(a) Seller has duly executed and delivered this Agreement and has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement has received all requisite corporate, partnership or other organizational approvals, as the case may be, and no other action or proceeding on Seller’s part, is necessary to authorize the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

(b) As of the date hereof, Seller has good and marketable title to, and is the sole legal and beneficial owner of, and on the Closing Date until delivery thereof to Buyer, subject to Section 4, Seller will continue to have good and marketable title to, and be the sole legal and beneficial owner of, the Seller’s Notes in the principal amount set forth above (including as such amount may be increased as set forth above), free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, arising out of any act of Seller or otherwise.

(c) Seller is a “Qualified Institutional Buyer” as defined under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). Seller is a sophisticated, experienced and well-informed institutional investor and has knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and advisability of the transactions contemplated by this Agreement. Seller understands the merits and economic risks associated with the sale of the Seller’s Notes under this Agreement and is entering into this Agreement with a full understanding of the terms under this Agreement and such merits and economics risk.

3. Representations, Warranties and Agreements of Buyer. Buyer hereby represents and warrants to, and agrees with, Seller as of the date hereof and as of the Closing (as if such representations, warranties and agreements were made at Closing) as follows:

(a) Buyer has duly executed and delivered this Agreement and has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement have received all requisite organizational approvals and no other action or proceeding on Buyer’s part, or any other party, are necessary to authorize this Agreement and the transactions contemplated hereby.

(b) None of the execution, delivery and performance by the Buyer of this Agreement, or the consummation by the Buyer (or its affiliates, as applicable) of the transactions contemplated hereby or compliance by the Buyer (or any affiliates) with or fulfillment by the Buyer (or its affiliates) of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any encumbrance upon any assets of the Buyer under, (A) the certificate of incorporation, bylaws or other organizational documents of the Buyer, or (B) any material indenture, note, mortgage, lease, guaranty or material agreement, or any judgment, order, award or decree, to which the Buyer or any of its affiliates is a party.

2

(c) None of the Buyer nor any of its affiliates is a party to any action, suit or proceeding pending or, to the knowledge of the Buyer, threatened which, if adversely determined, would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement. There is no order to which the Buyer or any of its affiliates is subject which would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement.

(d) The Buyer will have as of the Closing Date, on hand (or access through committed credit facilities to) adequate funds to perform all of its obligations under this Agreement (including, but not limited to, payment of the Purchase Price and all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement), and there is no restriction or condition on the use of such funds for such purposes or fact or circumstance that, individually or in the aggregate with all other facts and circumstances, could reasonably be expected to prevent or delay the availability of such funds at the Closing. The Buyer is solvent as of the date of this Agreement and will, immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of the Purchase Price and all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be solvent at and after the Closing Date

4. Lock-Up. Seller agrees that, from the date hereof until the Termination Date (as defined below), it shall not, without the prior written consent of both Parent and the Buyer, offer, sell, pledge, contract to sell, grant any option to acquire, lend or otherwise dispose of or encumber any of the Seller’s Notes, or agree to or authorize any of the foregoing, except as contemplated by this agreement; provided, that Seller may transfer some or all of Seller’s Notes to any third party that has executed a joinder to this Agreement with respect to the Notes so transferred, in the form attached hereto as Exhibit A, agreeing to be bound by the terms hereof with respect to such transferred Notes (it being understood that the Seller shall be released from this Agreement solely with respect to any such Notes transferred to a third party who has tendered a joinder agreement with respect to such Notes to the Buyer).

5. Further Assurances. After the date hereof, each Party agrees to proceed diligently and in good faith to take, or cause to be taken, all commercially reasonable actions necessary, proper or advisable or as may be reasonably requested by another Party hereto from time to time in order to fully effect and accomplish the transactions contemplated in this Agreement and the intent of this Agreement.

6. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York.

7. No Waiver/Remaining Notes. A Party’s failure or delay in exercising any rights hereunder does not operate as a waiver thereof, nor does a Party’s partial exercise preclude any other or further exercise of any such rights.

8. Assignment. This Agreement is binding upon each of the Parties and their respective, successors and assigns; provided, that, subject to Section 4, no Party may assign any of its rights or obligations hereunder to any third party without the prior written consent of Buyer, in the case of an assignment by Seller, and Seller, with respect to an assignment by Buyer; provided, however, that Buyer may assign any of its rights or obligations hereunder to Parent or any other person that, directly or indirectly, controls, or is controlled by, or is under common control with Parent. Except as otherwise set forth in the preceding sentence, any attempted assignment by a Party without such consent is null and void.

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9. Counterparts. This Agreement may be executed in multiple counterparts (and by .pdf or other electronic method), each of which taken together constitutes one agreement. This Agreement is effective when it has been executed and delivered by all Parties.

10. No Third Party Beneficiaries. No provision of this Agreement is intended or shall be construed to confer upon or give any person or entity, other than the Parties hereto and their respective assigns, any rights or remedies under this Agreement.

11. Amendment. No modifications or amendments to this Agreement are binding on any Party unless and until such modifications or amendments are executed in writing by an authorized representative of such Party.

12. Venue; No Jury Trial. Each Party hereby submits to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby waives any objection which it may now or hereafter have to the laying of venue of any such proceeding in such courts. Each Party hereby waives any right to trial by jury in any proceeding arising out of or relating to this Agreement.

13. Survival of Representations and Warranties. All representations and warranties under this Agreement made by each Party shall survive, and not be waived by, the performance or termination of this Agreement.

14. Entire Agreement. This Agreement supersedes all prior negotiations, understandings and agreements among the Parties relating to the subject matter hereof and constitutes the entire understanding and agreement among the Parties with respect to the same.

15. Termination. Notwithstanding any other provision hereof to the contrary, if the Closing has not occurred by the Termination Date (as defined in the Merger Agreement, the “Termination Date”), then this Agreement shall terminate and be of no further force and effect.

16. Conditions to Closing. The obligations of the Seller to deliver the Seller’s Notes, and of the Buyer to deliver the Purchase Price, at Closing are subject to the following conditions precedent: (i) the Merger shall have occurred in accordance with the terms and conditions of the Merger Agreement, (ii) the representations and warranties of the Seller on the one hand, and of the Buyer on the other, contained in Sections 2 and 3, respectively, shall be true and correct as of the Closing in all material respects with the same effect as though such representations and warranties had been made as of the Closing and (iii) the Seller on the one hand, and the Buyer on the other, shall have performed and complied with all the agreements on their part to be performed or satisfied pursuant to this Agreement at or prior to the Closing Date, in each case, in all material respects.

17. Expenses. Buyer will, whether or not the Closing occurs, pay all of the Seller’s costs and expenses incident to the negotiation and preparation of this Agreement and to Seller’s performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of Seller’s counsel, up to a maximum of $25,000.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BUYER:

ZEROFOX HOLDINGS, INC.

By:
Name:
Title:

SELLER:

[•]

By:
Name:
Title:

Exhibit A

Form of Joinder Agreement

ZeroFox Holdings, Inc.

1834 S. Charles Street

Baltimore, MD 21230

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Note Repurchase Agreement, dated as of February 6, 2024 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among the Buyer and the Sellers party thereto and joins thereto with respect to the Notes set forth on the signature page hereto purchased from [Prior Seller] (the “Purchased Notes”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joinder Party shall hereafter be deemed to be a “Seller” and a “Party” for all purposes under the Agreement and with respect to the Purchased Notes held such Joinder Party.

2. Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Seller set forth in the Agreement to each other Party.

3. Notice. The Joinder Party shall deliver an executed copy of this joinder agreement (the “Joinder”) to the Buyer at the address below:

ZeroFox Holdings, Inc.

1834 S. Charles Street

Baltimore, MD 21230

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Principal Amount of Notes

Exhibit 99.1

ZeroFox to be Acquired by Haveli

ZeroFox announces definitive agreement to be acquired by Haveli Investments for $350M.

Deal price represents a premium of 45% to the 90-day volume weighted average share price.

ZeroFox to become a privately held company upon completion of the transaction.

Washington, D.C., – February 6, 2024 – ZeroFox Holdings, Inc. (Nasdaq: ZFOX) (“ZeroFox”), a leading provider of external cybersecurity, today announced that it has entered into a definitive agreement to be acquired by Haveli Investments, a technology-focused private equity firm, in an all-cash transaction with an enterprise value of approximately $350 million.

Under the terms of the merger agreement, ZeroFox stockholders will receive $1.14 per share in cash upon completion of the transaction. The per share purchase price represents a premium of 45% over the volume weighted average price for the 90-day day period ending February 2, 2024.

“We are on a mission to protect our customers from advanced external cybersecurity threats. The volume and sophistication of these attacks continue to increase each week, and our customers need true partners that are aligned with them for years to come,” said James C. Foster, Founder, Chairman and Chief Executive Officer of ZeroFox. “With Haveli Investments, ZeroFox has identified a strong partner with the right combination of high growth software experience, strategic and operational resources, and a shared passion and commitment to external cybersecurity. We believe that this transaction represents a compelling outcome for ZeroFox stockholders, particularly given the volatility in the market, and best positions ZeroFox for our next phase of growth.”

“We’re excited to partner with ZeroFox, a leader in Digital Risk Protection and Threat Intelligence,” said Ian Loring, Senior Managing Director and Executive Chair of the Haveli Investments Software Fund. “ZeroFox’s innovative solutions enable organizations to proactively identify, manage, and remediate external digital threats at scale. With a large and expanding customer base, and consistent growth, ZeroFox is well positioned in an important and expanding category. We look forward to working closely with ZeroFox’s talented leadership team to propel the company into its next phase of growth as the cybersecurity landscape continues to evolve.”

“A special committee of the ZeroFox board conducted a thorough evaluation of capital structure alternatives, which included multiple discussions and interactions with a number of financial and strategic partners,” said Todd Headley, Lead Independent Director of the ZeroFox Board of Directors. “During this comprehensive process it became clear that partnering with Haveli Investments was the best path forward for customers, employees, and maximizing stockholder value.”

Transaction Details

The transaction, which was unanimously approved and recommended by a Special Committee comprised of independent members of ZeroFox’s Board of Directors and unanimously approved by ZeroFox’s Board of Directors, is expected to close in the first half of 2024, subject to customary closing conditions, including approval by ZeroFox stockholders and the receipt of required regulatory approvals.

The transaction is not subject to a financing condition.

Upon completion of the transaction, ZeroFox’s common stock will no longer be publicly listed on the Nasdaq Global Market, and ZeroFox will become a privately held company.

Advisors

Piper Sandler is serving as the lead financial advisor to ZeroFox and Stifel served as an additional financial advisor. Venable LLP is serving as legal advisor to ZeroFox. BTIG and Evercore are serving as financial advisors for Haveli Investments, and BTIG is serving as structuring advisor on debt financing to Haveli Investments. Ropes & Gray LLP is serving as legal advisor to Haveli Investments.

About ZeroFox

ZeroFox (Nasdaq: ZFOX), an enterprise software-as-a-service leader in external cybersecurity, has redefined security outside the corporate perimeter on the internet, where businesses operate, and threat actors thrive. The ZeroFox platform combines advanced AI analytics, digital risk and privacy protection, full-spectrum threat intelligence, and a robust portfolio of breach, incident and takedown response capabilities to expose and disrupt phishing and fraud campaigns, botnet exposures, credential theft, impersonations, data breaches, and physical threats that target your brands, domains, people, and assets. Join thousands of customers, including some of the largest public sector organizations as well as finance, media, technology and retail companies to stay ahead of adversaries and address the entire lifecycle of external cyber risks. ZeroFox and the ZeroFox logo are trademarks or registered trademarks of ZeroFox, Inc. and/or its affiliates in the U.S. and other countries. Visit www.zerofox.com for more information.

About Haveli Investments

Haveli Investments is an Austin-based private equity firm that seeks to invest in the highest quality companies in the technology sector through control, minority or structured equity and debt investments with a focus on software, data, gaming and adjacent industries. The firm seeks to partner with innovative companies, entrepreneurs and management teams throughout a company’s life cycle. Haveli’s experienced team of investors and diverse industry experts will provide operational and strategic support, enabling portfolio companies to focus on driving innovation and increasing growth, scale and operating margins. Underscoring Haveli’s investments is an unwavering focus on DEI and sustainability. For more information, please visit www.haveliinvestments.com, or follow Haveli on LinkedIn, @Haveli Investments.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving ZeroFox. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, ZeroFox plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (the “Proxy Statement”) relating to a special meeting of its stockholders, and may file other documents with the SEC relating to the proposed transaction.

This communication is not a substitute for the Proxy Statement or any other document that ZeroFox may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ZEROFOX ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at a stockholder meeting of ZeroFox to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents ZeroFox files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at ZeroFox’s investor relations website at: https://ir.zerofox.com/ or by emailing investor@ZeroFox.com.

Participants in the Solicitation

ZeroFox and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ZeroFox’s stockholders in connection with the proposed transaction. Information regarding ZeroFox’s directors and executive officers and their ownership of ZeroFox’s common stock is set forth in the definitive proxy statement for ZeroFox’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2023. To the extent the holdings of ZeroFox’s securities by ZeroFox’s directors and executive officers have changed since the amounts set forth in the Company’s proxy statement for ZeroFox’s 2023 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the proposed transaction, including the anticipated timing of closing of the transaction. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the ability of ZeroFox to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required regulatory approvals are not obtained or that ZeroFox’s stockholders do not approve the proposed transaction; the occurrence of any event, change or other circumstances that could result in the merger agreement being terminated or the proposed transaction not being completed on the terms reflected in the merger agreement, or at all; the risk that the merger agreement may be terminated in circumstances that require us to pay a termination fee; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of ZeroFox’s common stock; the ability of each party to consummate the proposed transaction; risks related to the possible disruption of management’s attention from ZeroFox’s ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transaction on the ability of ZeroFox to retain and hire key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction; and other risks and uncertainties detailed in the periodic reports that ZeroFox files with the SEC, including ZeroFox’s Annual Report on Form 10-K filed with the SEC on March 30, 2023, as updated by its subsequent Quarterly Reports on Form 10-Q. If any of these risks or uncertainties materialize, or if any of ZeroFox’s assumptions prove incorrect, ZeroFox’s actual results could differ materially from the results expressed or implied by these forward-looking statements. In addition, other unpredictable or unknown factors not discussed in this document could also have material adverse effects on forward-looking statements. All forward-looking statements in this communication are based on information available to ZeroFox as of the date of this communication, and ZeroFox does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

For Haveli:

Investors

Caroline Bal Doherty

Haveli Investments

cdoherty@havelii.com

Media

Hugh Burns/Paul Caminiti/Pamela Greene

Reevemark

(212) 433-4603

HaveliTeam@Reevemark.com

For ZeroFox:

Media Inquiries

Maisie Guzi, ZeroFox

press@zerofox.com

Investor Relations

Todd Weller, ZeroFox

investor@zerofox.com